Exhibit T3C

DYNCORP INTERNATIONAL INC.,

as Issuer

and the Guarantors named herein

11.875% Senior Secured Second Lien Notes due 2020

INDENTURE

Dated as of [            ], 2016

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee and as Collateral Agent

Reference is made to the Intercreditor Agreement, dated as of [    ], 2016, between BANK OF AMERICA, N.A., as Priority Lien Agent (as defined therein), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Collateral Agent (as defined therein), and [    ], as Third Lien Collateral Trustee (as defined therein) (the “Intercreditor Agreement”). Each holder of Notes (as defined herein), by its acceptance of such Notes (i) consents to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Second Lien Collateral Agent on behalf of each Second Lien Secured Party (as defined in the Intercreditor Agreement) to enter into the Intercreditor Agreement as Second Lien Collateral Agent on behalf of such Second Lien Secured Parties. The foregoing provisions are intended as an inducement to the lenders under the Priority Credit Agreement (as defined in the Intercreditor Agreement) to extend credit to the Company and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

CROSS-REFERENCE TABLE*

TIA Section	Indenture Section

310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	7.10
(b)	7.08; 7.10
311 (a)	7.11
(b)	7.11
312 (a)	2.06
(b)	12.03
(c)	12.03
313 (a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314 (a)	4.02; 4.09; 12.02; 12.05
(b)	11.02
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N/A
(d)	11.02
(e)	12.05
(f)	N/A
315 (a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a) (last sentence)	12.06
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N/A
(b)	6.07
(c)	2.12; 9.04
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318 (a)	12.01
(b)	N/A
(c)	12.01

N/A means not applicable.

*	This Cross-Reference table is not part of the Indenture.

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-iii-

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SECTION 12.13.	Table of Contents; Headings	129
SECTION 12.14.	Indenture Controls	129
SECTION 12.15.	Severability	129
SECTION 12.16.	Waiver of Jury Trial	129
SECTION 12.17.	Direction by Holders to Enter into Security Documents and the Intercreditor Agreement	129

Appendix A	–	Provisions Relating to the Notes

EXHIBIT INDEX
Exhibit A	–	The Notes
Exhibit B	–	Form of Supplemental Indenture

SCHEDULES
Schedule I	–	Existing Investments
Schedule II	–	Existing Liens
Schedule III	–	Existing Indebtedness
Schedule IV	–	Restricted Payments
Schedule V	–	Certain Contractual Obligations

-vi-

INDENTURE dated as of [            ], 2016 among DYNCORP INTERNATIONAL INC., a Delaware corporation (the “Company”), the Guarantors and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of $[        ] aggregate principal amount of the Company’s 11.875% Senior Secured Second Lien Notes due 2020 (the “Initial Notes”) issued on the date hereof and (b) any PIK Notes issued in respect of the Initial Notes and any increase in the principal amount of the Initial Notes as a result of a PIK Interest payment (all such securities in clauses (a) and (b) being referred to collectively as the “Notes”, and each individually, as a “Note”).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acceleration Premium” means, with respect to any Note on any applicable acceleration date, the present value at such acceleration date of all required interest payments due on such Note through the Stated Maturity of the Notes (excluding accrued but unpaid interest to the acceleration date), computed using a discount rate equal to the Acceleration Premium Treasury Rate as of such acceleration date plus 50 basis points, as calculated by the Company or its agent; the Trustee shall have no responsibility to calculate or verify the calculation of the Acceleration Premium.

“Acceleration Premium Treasury Rate” means, as of the applicable acceleration date, the yield to maturity as of such acceleration date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such acceleration date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such acceleration date to the Stated Maturity, provided, however, that if the period from such acceleration date to the Stated Maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Appendix” means Appendix A attached hereto.

“Amortization Payments” means, collectively, with respect to the new senior secured first-priority term loan facility under the Credit Agreement, the repayment by the Company to the First Lien Agent for the ratable account of the term loan lenders (i) on or prior to the first anniversary of the effective date of the Credit Agreement, an aggregate amount equal to $22.5 million and (ii) on or prior to the second anniversary of the effective date of the Credit Agreement, an aggregate amount equal to $22.5 million (which payments may be reduced as a result of the application of prepayments in accordance with the Credit Agreement).

“Asset Sale” means:

(1) the sale, conveyance, transfer, license or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $4.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g) [reserved];

(h) sales of inventory or other current assets held for sale in the ordinary course of business;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business and consistent with past practice;

(j) [reserved];

(k) [reserved];

(l) [reserved];

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property; and

(n) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. Dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Cash Management Obligations” means all Obligations owing by the Company or any Restricted Subsidiary to any Person that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender (or Person that was a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender at the time such arrangement is entered into) (together with such Person’s successors and assigns) in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card and cash management services or any automated clearing house transfers of funds.

“Cerberus” means Cerberus Capital Management, L.P. or any Affiliate of Cerberus Capital Management, L.P., that is party to the Cerberus 3L Notes, and its successors.

“Cerberus 3L Notes” means the $30.0 million in aggregate principal amount of 5.00% third lien term loans or notes due [            ], 2026, issued on the Issue Date, provided by the Sponsor on the Issue Date plus additional principal amounts due to payment of interest in kind in an amount not to exceed 5.00% per annum, which shall be subject to the Intercreditor Agreement on a third lien basis, consistent with the terms described in the Offering Memorandum.

“Change of Control” means the occurrence of any of the following events:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with Section 5.01 where the Successor Company is a Wholly Owned Subsidiary of a direct or indirect parent of the Company;

(ii) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or

(iii) the adoption by the Company or Holdings of a plan or proposal for the liquidation, dissolution or reorganization of the Company or Holdings.

Notwithstanding the foregoing, no Specified Merger/Transfer Transaction shall constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property and assets whether now owned or hereafter acquired, in each case, in which Liens are, from time to time, purported to be granted to secure the Notes and the Guarantees pursuant to the Security Documents, other than the Excluded Assets (as defined in the Security Documents).

“Collateral Agent” means Wilmington Trust, National Association in its capacity as “Collateral Agent” under this Indenture and under the Security Documents or any successor or assign thereto in such capacity.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Obligations shall have been secured by a second-priority security interest (subject only to Liens securing the First Lien Obligations and certain other Permitted Liens) in (i) all the Equity Interests of the Company and (ii) all Equity Interests of each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary directly owned by the Company or any Guarantor, in each case, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents (to the extent appropriate in the applicable jurisdiction);

(b) the Obligations shall have been secured by a perfected second-priority security interest (subject only to Liens securing the First Lien Obligations and certain other Permitted Liens) in, and mortgages on, substantially all tangible and intangible assets of the Company and each Guarantor (including Equity Interests and intercompany debt, accounts, inventory, machinery and equipment, accounts receivable, chattel paper, insurance proceeds, hedge agreement documents, instruments, indemnification rights, tax refunds, cash, investment property, contract rights, intellectual property in the United States, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents (to the extent appropriate in the applicable jurisdiction);

(c) subject to limitations and exceptions of this Indenture and the Security Documents, to the extent a security interest in and mortgages on any Material Real Property is required under this Indenture (together with any Material Real Property that is subject to a mortgage on the Issue Date, each, a “mortgaged property”), the Collateral Agent shall have received (i) counterparts of a mortgage with respect to such mortgaged property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected second-priority Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the mortgage shall be limited to 100% of the fair market value of the property at the time the mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the mortgaged property naming the Collateral Agent as the insured for its benefit and that of the Notes Secured Parties and respective successors and assigns issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the mortgages to be valid subsisting second-priority Liens on the property described therein, free and clear of all Liens other than Permitted Liens and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Company or Guarantor uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions; provided, however, the applicable Company or Guarantor shall not be obligated to obtain a “creditor’s rights” endorsement), (iii) legal opinions, addressed to the Collateral Agent, reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request, (iv) a survey or express map of each mortgaged property sufficient in form to delete the standard survey exception in the title insurance policy insuring the Mortgage and provide the Collateral Agent with endorsements to such policy as shall be reasonably requested by the Collateral Agent and (v) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each mortgaged property duly executed and acknowledged by the appropriate Company or Guarantor;

(d) after the Issue Date, each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary shall become a Guarantor under this Indenture by executing and delivering a supplemental indenture to the Trustee in accordance with Section 4.10 and shall execute and deliver to the Collateral Agent a joinder to the applicable Security Documents in accordance with Section 4.10; provided that notwithstanding the foregoing provisions, any Subsidiary of Holdings that guarantees First Lien Obligations or the Existing Notes shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness; and

(e) within 60 days after the Issue Date for such accounts in existence as of the Issue Date and within 30 days after the opening of any such account following the Issue Date (as each such date may be extended by the First Lien Agent in its sole discretion for up to an additional 60 days so long as the Company is using commercially reasonable efforts to obtain such control agreements), the Company and each Guarantor shall cause each deposit account or securities account owned by the Company and any Guarantor located at a depositary bank in the United States to be subject to control agreements pursuant to which a perfected security interest shall be created in favor of the Collateral Agent in such deposit accounts and securities accounts (other than (i) deposit accounts or securities accounts maintained with the Collateral Agent or the First Lien Agent as bailee for the Collateral Agent, (ii) payroll accounts and (iii) deposit accounts and securities accounts in which, in the aggregate, there is no more than $1.0 million on deposit).

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Security Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) helicopters, motor vehicles and other assets subject to certificates of title, letters of credit with a face value of less than $1.0 million and commercial tort claims where the amount of damages claimed by the applicable Company or Guarantor is less than $1.0 million), (iii) any particular asset, if the pledge thereof or the security interest therein is prohibited by law other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iv) margin stock and, solely to the extent prohibited by the organization documents or any shareholders agreement with shareholders that are not direct or indirect wholly owned Restricted Subsidiaries of Holdings, Equity Interests in any Person other than wholly owned Restricted Subsidiaries, (v) any rights of any Company or Guarantor with respect to any lease, license or other agreement to the extent a grant of security interest therein is prohibited by such lease, license or other agreement, would result in an invalidation thereof or would create a right of termination in favor of any other party thereto (other than the Company or Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Laws or principle of equity notwithstanding such prohibition, (vi) the creation or perfection of pledges of, security interests in, any property or assets that would result in material adverse tax consequences to Holdings, the Company or any of its Subsidiaries, as reasonably determined by the Company with the consent of the Collateral Agent (not to be unreasonably withheld or delayed), (vii) intellectual property to the extent a security interest is not perfected by filing of a UCC financing statement or in respect of registered intellectual property, a filing in the U.S. Patent and Trademark Office (if required) or the U.S. Copyright Office (it being understood that such assets are intended to constitute Collateral, though perfection beyond UCC, U.S. Patent and Trademark Office and U.S. Copyright Office filings is not required) and (viii) any particular assets if, in the reasonable judgment of the Collateral Agent or the Holders of a majority in principal amount of the Notes, determined in consultation with the Company, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Holders under this Indenture;

(B) (i) the foregoing definition shall not require perfection by “control” with respect to any Collateral, other than (x) deposit accounts and securities accounts located at a depositary bank in the United States as set forth in clause (e) above and (y) certificated Equity Interests of the Company and, to the extent constituting Collateral, its Restricted Subsidiaries that are Domestic Subsidiaries; and (ii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Company or a Guarantor, or, with respect to real property and the recordation of mortgages in respect thereof, as contemplated by clauses (c) and (d) above, the Security Documents shall not contain any requirements as to perfection or priority with respect to any assets or property not specifically described in this clause (B);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Issue Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Company, that the creation or perfection of security interests and mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Indenture or the Security Documents; provided that the Collateral Agent shall have received on or prior to the Issue Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of the Company and each Guarantor, and (ii) any certificates or instruments representing or evidencing Equity Interests of the Company and any Guarantors that are subsidiaries of Holdings accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(D) with respect to a stock pledge, the exclusion of an Excluded Subsidiary shall not apply to (A) voting stock of any Subsidiary which is a first-tier Foreign Subsidiary representing 65% of the total voting power of all outstanding voting stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for this purpose;

(E) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Indenture and the Security Documents; and

(F) wherever a matter set forth in this definition is required to be satisfactory to the Collateral Agent, delivered upon request of the Collateral Agent or subject to extension, adjustment or other determination by the Collateral Agent except as otherwise provided in this Indenture, such matter shall be deemed to be satisfactory, requested or extended, adjusted or determined if the First Lien Agent has taken such corresponding action in connection with the corresponding requirement in the Credit Agreement.

“Company” means the party named as such in the Preamble to this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the Notes.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Company’s outstanding Indebtedness; and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, any severance or relocation expenses and fees, any restructuring costs, any retention payments, any expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or Indebtedness permitted to be Incurred by this Indenture (in each case, whether or not successful) including any fees, expenses, charges or payments made in connection with the Refinancing Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) [reserved];

(8) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(9) any non-cash impairment charges or asset write-off resulting from the application of FASB ASC 350 and FASB ASC 360, and the amortization of intangibles arising pursuant to FASB ASC 805, shall be excluded;

(10) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(12) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(13) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(14) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(15) accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(16) solely for purposes of calculating EBITDA, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties shall be included; and

(17) for all purposes, any fees and expenses (including reimbursement of out-of-pocket expenses) related to the engagement of a group of former government and military officials and related staff providing services to the Company and its Subsidiaries and paid by the Company shall be excluded for (x) the fiscal quarter ending March 25, 2016; and (y) subsequent fiscal quarters, in the case of (x) and (y), in an aggregate amount not to exceed the cash contributions made by, or cash proceeds received from, one or more of Cerberus or the Management Investors either (a) to the Company in the form of the Cerberus 3L Notes or (b) to the Equity Interests of Holdings and/or from the purchase or investment in the Equity Interests of Holdings, in each case, other than Disqualified Stock, the proceeds of which have been used by Holdings to make cash contributions to the Equity Interests of the Company and/or to purchase or make investments in the Equity Interests of the Company, in each case, other than Disqualified Stock, in the case of (a) or (b), prior to the end of the applicable period (other than as set forth above with respect to the fiscal quarter ending March 25, 2016) that are directed to offset such fees and expenses.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under FASB ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 4.04(b)(xii) which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (referred to in this definition as the “primary obligations”) of any other Person (referred to in this definition as the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date, provided that such Contribution Indebtedness:

(1) shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes,

(2) (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof, and

(3) shall be unsecured Subordinated Indebtedness.

“Credit Agreement” means (i) that certain amended and restated credit agreement giving effect to the Refinancing Transactions on the Issue Date, by and among the Company, Holdings, certain Subsidiaries of the Company, as guarantors, the financial institutions from time to time party thereto as term loan and revolving loan lenders, and Bank of America, N.A., as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures or letters of credit (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same collateral agent as the Credit Agreement and with the same borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Lenders” means the “Lenders,” or any similar term, from time to time party to, and as defined in, the Credit Agreement, together with their respective successors and assigns; provided that the term “Credit Agreement Lender” shall in any event also include each letter of credit issuer and swingline lender under the Credit Agreement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Discharge of First Lien Obligations” means, except to the extent otherwise provided in the Intercreditor Agreement, the occurrence of all of the following:

(a) termination or expiration of all commitments to extend credit that would constitute First Lien Obligations;

(b) payment in full in cash of the principal of and interest and premium (if any) on all First Lien Obligations (other than any undrawn letters of credit);

(c) discharge or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting First Lien Obligations;

(d) payment of Secured Hedging Obligations constituting First Lien Obligations (and, with respect to any particular Secured Hedge Agreement, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the First Lien Agent) pursuant to the terms of the Credit Agreement); and

(e) payment in full in cash of all other First Lien Obligations, including without limitation, Cash Management Obligations, that are outstanding and unpaid at the time the other First Lien Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time); provided that, if, at any time concurrently with or after the Discharge of First Lien Obligations has occurred, the Company enters into any First Lien Document evidencing a First Lien Obligation which incurrence is not prohibited by the documentation governing or evidencing any Indebtedness then subject to the Intercreditor Agreement, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement and the Notes with respect to such new First Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Company designates such Indebtedness as first Lien indebtedness under and in accordance with the Intercreditor Agreement, the obligations under such First Lien Document shall automatically and without any further action be treated as First Lien Obligations for all purposes of the Intercreditor Agreement and the Notes, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement, any Second Lien Obligations shall be deemed to have been at all times Second Lien Obligations and at no time First Lien Obligations, and any Third Lien Obligations shall be deemed to have been at all times Third Lien Obligations and at no time First Lien Obligations or Second Lien Obligations.

“Discharge of Second Lien Obligations” means, except to the extent otherwise provided in the Intercreditor Agreement, the occurrence of all of the following:

(a) payment in full in cash of the principal of and interest and applicable premium (if any) on the Notes and all Second Lien Obligations;

(b) payment in full in cash of all other Second Lien Obligations that are outstanding and unpaid at the time the other Second Lien Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time); provided that, if at any time concurrently with or after the Discharge of Second Lien Obligations has occurred, the Company enters into any agreement evidencing a Second Lien Obligation which incurrence is not prohibited by the documentation governing or evidencing any Indebtedness then subject to the Intercreditor Agreement, then such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement with respect to such new Second Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Second Lien

Obligations), and, from and after the date on which the Company designates such Indebtedness as second Lien indebtedness under and in accordance with the Intercreditor Agreement, such Obligations shall automatically and without any further action be treated as Second Lien Obligations for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement, and any Third Lien Obligations shall be deemed to have been at all times Third Lien Obligations and at no time “Second Lien Obligations; provided further, that the Discharge of Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of Second Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations. In the event the Second Lien Obligations are modified and such Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the Second Lien Obligations shall be deemed to be discharged when the final payment is made, in the manner provided for in the applicable plan of reorganization, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Subsidiary that is organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of payments during such period with respect to (i) executives seconded to the Company or any of its Restricted Subsidiaries from Cerberus Operations and Advisory Company LLC and (ii) personnel of Cerberus Operations and Advisory Company LLC that provide services to the Company or any of its Restricted Subsidiaries at cost on a weekly, monthly or pro-rated basis permitted under Section 4.07(b)(vi); plus

(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes or other Indebtedness; plus

(6) any costs or expense Incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock); plus

(7) any ordinary course dividend, distributions or other payment paid in cash and received from any Person in excess of amounts included in clause (7) pursuant to the definition of “Consolidated Net Income”; plus/minus

(8) gains or losses due solely to fluctuations in currency values and the related tax effects;

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” means the exchange offer and consent solicitation consummated on the Issue Date pursuant to the Offering Memorandum.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Investment Grade Securities received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or pursuant to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company.

“Excluded Subsidiary” means (a) any Subsidiary that does not have total assets or annual revenues in excess of $1.0 million individually or in the aggregate with all other Subsidiaries excluded via this clause (a), (b) any Subsidiary acquired following the Issue Date that is prohibited by applicable Law or Contractual Obligations that are in existence at the time of acquisition and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (c) any Subsidiary that is a Foreign Subsidiary or a direct or indirect Subsidiary of a Foreign Subsidiary, (d) any non-for-profit Subsidiaries, (e) any Unrestricted Subsidiaries and (f) at Company’s election, any Domestic Subsidiary formed or acquired after the Issue Date that Holdings and its Affiliates do not, directly or indirectly, own (x) 90% or more of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Subsidiary or (y) 90% or more of the economic interests, capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Subsidiary; provided that no Subsidiary that guarantees any First Lien Obligations, the Existing Notes or any other Junior Priority Indebtedness shall be deemed to be an Excluded Subsidiary at any time any such guarantee is in effect.

“Existing Notes” means the 10.375% Senior Notes due 2017 issued by the Company.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Company, unless otherwise specified in this Indenture).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“First Lien Agent” means individually and/or collectively, (i) Bank of America, N.A., in its capacity as Administrative and Collateral Agent under the Credit Agreement, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Lien Obligations.

“First Lien Credit Documents” means the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement), and each of the other agreements, documents, and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations but excluding Secured Hedge Agreements and the documents governing the Cash Management Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Lien Documents” means the First Lien Credit Documents, the Secured Hedge Agreements, and any and all documents governing the Cash Management Obligations.

“First Lien Obligations” means (i) all “Obligations” as defined in the Credit Agreement of the Company and the Guarantors, and all other Obligations under any other document relating to the Credit Agreement incurred under clause Section 4.03(b)(i), (ii) all Secured Hedging Obligations and (iii) all Cash Management Obligations; provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments (excluding, in any event, Cash Management Obligations and Secured Hedging Obligations) provided for under the Credit Agreement or any other document relating to the Credit Agreement (or any refinancing thereof) in excess of the amount permitted under Section 4.03(b)(i) and any interest relating to such excess amount, shall not constitute First Lien Obligations for purposes of the Second Lien Indenture. “First Lien Obligations” shall in any event include (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees, expenses, costs and other charges (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Lien Agent and the secured parties under First Lien Obligations on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees, expenses, costs and other charges is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of the Company and each Guarantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period, which for purposes of this definition of “Fixed Charge Coverage Ratio” shall exclude all interest expenses on the Cerberus 3L Notes. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Preferred Stock, in each case in accordance with the applicable restrictions in this Indenture, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (referred to in this definition as the “calculation date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that the Company or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the calculation date (each referred to in this definition as a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted

Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under the revolving credit facility provided under the Credit Agreement computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (4) under the caption “Summary—Summary Historical Consolidated Financial Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign L/C Facility” means a credit facility established on or after the Issue Date with a foreign domiciled bank, the sole purpose of which facility is to provide for the issuance of letters of credit in support of the Company’s pursuit and performance of contracts with customers located in the Specified Gulf States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For purposes of this Indenture, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP. For the avoidance of doubt, to the extent that any operating leases are required to be reflected in the balance sheet of Holdings or the Company starting for fiscal years and interim periods within those years beginning after December 15, 2018, under generally accepted accounting principles in effect at such time, such operating leases will not be deemed to be Indebtedness for any purpose under this Indenture.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means the Company and the Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“Hedge Bank” has the meaning given to such term in the Credit Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Delta Tucker Holdings, Inc. and its successors.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; provided that Contingent Obligations Incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to a material portion of its respective assets, (iii) any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor.

“Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the First Lien Credit Documents, the Collateral Agent, the lender or lenders under the Cerberus 3L Notes (or an agent on behalf of such lender or lenders), the Company, Holdings and each other Guarantor, as it may be amended from time to time in accordance therewith and in accordance with this Indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means [            ], 2016.

“Junior Priority Indebtedness” means (i) the Cerberus 3L Notes and (ii) any other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes as permitted by this Indenture and, in the case of this clause (ii) only, is designated by the Company as Junior Priority Indebtedness.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Investor” means any Person who is a director, officer or otherwise a member of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies on the Issue Date.

“Master Consulting and Advisory Services Agreement” means that certain Master Consulting and Advisory Services Agreement, dated as of July 7, 2010, by and between the Company and Cerberus Operations and Advisory Company LLC, together with any specific engagement letters entered into from time to time, as expressly contemplated thereunder (it being expressly understood that entering into such specific engagement letters shall not be deemed to be an amendment to the Master Consulting and Advisory Services Agreement).

“Material Real Property” means any fee owned real property owned by the Company or any Guarantor (other than any owned property subject to a Lien permitted by clause (6)(A) of the definition of “Permitted Liens” to the extent and for so long as the documentation governing such Lien prohibits the granting of a mortgage thereon) with a fair market value in excess of $5.0 million (at the Issue Date or, with respect to real property acquired after the Issue Date, at the time of acquisition, in each case, as reasonably estimated by the Company in good faith); provided that if at any time the fair market value of all fee owned real properties that are not “Material Real Property” owned by the Company and the Guarantors would exceed $5.0 million in the aggregate, the Company and the Guarantors shall designate one or more additional fee owned real properties as “Material Real Property” and comply with the Collateral and Guarantee Requirement with respect thereto such that such threshold is no longer exceeded.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Notes Secured Parties” means each of the Collateral Agent, the Trustee and the Holders.

“Obligations” means any principal, interest, penalties, fees (including all, without limitation, interest and fees accruing on or after the filing of any petition in bankruptcy, insolvency, receivership, reorganization or other similar proceeding whether or not a claim for therefor is allowable or is allowed in such proceedings), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of third parties other than the Trustee, Collateral Agent and Holders of the Notes.

“Offering Memorandum” means the Offering Memorandum dated May 2, 2016, in respect of the Exchange Offer and the issuance of the Notes, as amended, modified or supplemented on the Issue Date.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or the Assistant Secretary of the Company, or any direct or indirect parent of the Company, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or any direct or indirect parent of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any direct or indirect parent of the Company, as applicable, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and that satisfies the requirements set forth in this Indenture. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means:

(1) with respect to the Company, the Notes and any Indebtedness permitted by this Indenture which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness permitted by this Indenture which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.06.

“Permitted Holders” means (i) the Sponsor, (ii) the Management Investors, (iii) any Person that has no material assets other than the Capital Stock of the Company and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i) or (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (referred to in this definition as a “permitted holder group”), so long as (1) each member of the permitted holder group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than a Permitted Holder specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the permitted holder group. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Holdings (including the Notes) or any Restricted Subsidiary;

(2) any (a) Investment in Cash Equivalents or (b) Investment Grade Securities in an amount not to exceed $10.0 million at any one time outstanding; provided that any such Investment Grade Securities, in the case of this clause (b), may not be held by the Company or any Restricted Subsidiary for a period of longer than six months;

(3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Issue Date and listed on Schedule I, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(6) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(x);

(9) [reserved];

(10) additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $25.0 million;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock), Holdings or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.04(b);

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.07(b) (except transactions described in clauses (ii), (iii), (v), (vi), (viii)(B), (xvi) and (xviii) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with Sections 4.03 and 4.10;

(16) any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) [reserved];

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 4.06;

(20) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries; provided that the greater of (i) the amount of such Investments and (ii) the aggregate Fair Market Value of such Investments, in each case taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, shall not exceed $25.0 million; and

(21) Investments of a Restricted Subsidiary of Holdings acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of Holdings in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens Incurred by a Restricted Subsidiary that is not a Guarantor securing Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 4.03 and (B) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (i), (ii), (iii), (iv), (xii), (xx) or (xxii) of Section 4.03(b) (including Liens Incurred to secure Obligations in respect of the accrual of interest, accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, including in respect of PIK Interest on the Notes and payment of payment in kind interest on the Cerberus 3L Notes); provided that, (w) in the case of clause (iii)(B) of Section 4.03(b), such Lien shall have a junior priority to the Lien securing Obligations in respect of the Notes; (x) in the case of clause (iv) of Section 4.03(b), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (xx) of Section 4.03(b), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary; and (z) in the case of clause (xxii) of Section 4.03(b), such Liens do not secure the assets of Holdings, the Company or any Subsidiary Guarantor;

(7) Liens existing on the Issue Date (other than Liens securing secured parties under the Credit Agreement, the Notes and the Cerberus 3L Notes); provided that any existing Lien securing Indebtedness in excess of $1.0 million individually or $5.0 million in the aggregate shall only be a Permitted Lien under this clause (7) if listed on Schedule II;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9) Liens on assets or on property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary of the Company;

(10) [reserved];

(11) Liens securing Hedging Obligations so long as the related Indebtedness (a) is, and is permitted under this Indenture to the extent described in Section 4.03(b)(x), to be secured by a Lien on the same property securing such Hedging Obligations and (b) does not exceed $20.0 million at any one time outstanding;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company or any Guarantor;

(16) [reserved];

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) [reserved];

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Obligations owed to a Credit Agreement Lender in the ordinary course of business, and Liens in respect of Secured Hedging Obligations;

(23) Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings or such Restricted Subsidiary’s client at which such equipment is located;

(24) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, as permitted under the covenants under this Indenture, secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (6), (7), (8), (9), (11) and (15) at the time the original Lien became a Permitted Lien under this Indenture, plus any increase in the principal amount since the original Lien became a Permitted Lien due to the accrual of interest, accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, including in respect of PIK Interest on the Notes and payment of payment in kind interest on the Cerberus 3L Notes and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) with respect to Liens incurred to refinance Liens under the foregoing clause (7), the Lien pursuant to such refinancing shall have the same relative priority as the Lien being refinanced;

(25) [reserved];

(26) Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under this Indenture; provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(27) other Liens securing Obligations in an amount not to exceed $15.0 million at any one time outstanding; provided that such Liens (a) may not be senior in priority to the Liens securing the Notes and (b) that are pari passu with the Lien securing the Notes may not exceed $5.0 million at any one time outstanding.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Second Lien Obligations” means the Notes and any Indebtedness secured on a second-priority pari passu basis with the Notes and is a Permitted Lien.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest on the Notes payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or synergies that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are supportable and quantifiable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence; provided that the aggregate amount of cost savings, operating improvements and synergies that do not result from acquisitions or dispositions added pursuant to this definition do not exceed $20.0 million in the aggregate for any period of four-consecutive fiscal quarters and $60.0 million in the aggregate for all periods following the Issue Date.

“Program Specific Accounts” means deposit accounts and securities accounts not located at a depositary bank in the United States directly related to foreign programs operated by the Company and any Restricted Subsidiaries of the Company.

“Refinancing Transactions” means the transactions, including, without limitation, the Exchange Offer, the amendment and refinancing of the Credit Agreement to give effect to the extension of the revolving credit facility and the new term loan facility, the conversion by certain revolving credit lenders of revolving credit facility commitments under the Credit Agreement into the new term loan facility, the waiver of the inclusion by Holdings’ independent registered public accounting firm of an explanatory paragraph in its audit report for the year ended December 31, 2015, regarding the ability to continue as a going concern, and the issuance of the Cerberus 3L Notes, all contemplated by the Offering Memorandum.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Person” means, with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Company.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“SEC” means the Securities and Exchange Commission.

“Second Lien Obligations” means the Obligations with respect to the Notes.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII of the Credit Agreement that is entered into by and between the Company or any Subsidiary, on the one hand, and any Hedge Bank, on the other hand, in each case, to the extent designated by the Company and such Hedge Bank as a Secured Hedge Agreement in writing to the First

Lien Agent. The designation of any Swap Contract as a Secured Hedge Agreement shall not create in favor of the Hedge Bank party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the security documents entered into pursuant to the Credit Agreement.

“Secured Hedging Obligations” means obligations of the Company or any Guarantor arising under any Secured Hedge Agreement.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means, collectively, any security agreements, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a lien or guarantee in favor of the Collateral Agent to secure the Obligations under the Notes for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Specified Gulf States” means Saudi Arabia, Kuwait, Qatar, Oman, Bahrain, and the United Arab Emirates.

“Sponsor” means (1) Cerberus Capital Management L.P. and (2) one or more of its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Cerberus of which Cerberus or an investment fund advised, managed or controlled by Cerberus or a combination thereof does not own or control, directly or indirectly, more than 50% of both the economic interests and total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof at the time of determination).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) the Cerberus 3L Notes, (b) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and (c) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee, in each case, whether outstanding on the Issue Date or thereafter Incurred.

“Subsidiary” means, with respect to any Person (1)(a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (2) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Company that Incurs a Guarantee of the Notes.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “master agreement”), including any such obligations or liabilities under any Master Agreement.

“Third Lien Obligations” means Indebtedness under the Third Lien Documents and all other Obligations in respect thereof and all other Indebtedness and Obligations secured on a pari passu basis as the Indebtedness under the Third Lien Documents pursuant to the terms of the Intercreditor Agreement. Notwithstanding any other provision hereof, the term “Third Lien Obligations” will include accrued interest, fees, costs, expenses, and other charges incurred under the Third Lien Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means Wilmington Trust, National Association in its capacity as “Trustee” under this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means:

(1) Global Linguist Solutions, LLC;

(2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00, or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Action”	11.09(w)
“Agent Members”	Appendix A
“Affiliate Transaction”	4.07(a)
“Asset Sale Offer”	4.06(b)
“Authentication Order”	2.03(a)
“cash interest”	Exhibit A
“Clearstream”	Appendix A
“Change of Control Offer”	4.08(b)
“covenant defeasance option”	8.01
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depository”	Appendix A
“Euroclear”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)

Term	Defined in Section

“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Guaranteed Obligations”	10.01(a)
“Initial Notes”	Preamble
“legal defeasance option”	8.01
“Notes”	Preamble
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Period”	4.06(d)
“Paying Agent”	2.04(a)
“Permitted Debt”	4.03(b)
“PIK Notes”	Exhibit A
“protected purchaser”	2.08
“Refinancing Indebtedness”	4.03(b)(xiv)
“Refunding Capital Stock	4.04(b)(ii)(A)
“Registrar”	2.04(a)
“Redemption Price Premium”	6.02(b)(iii)
“Restricted Payment”	4.04(a)
“Retired Capital Stock”	4.04(b)(ii)(C)
“Security Document Order”	11.09(s)
“Specified Merger/Transfer Transaction”	5.01(a)
“Successor Company”	5.01(a)(i)
“Successor Guarantor”	5.01(b)(i)
“Successor Parent Guarantor”	5.01(c)(i)

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture will be qualified under the TIA and incorporates by reference certain provisions of the TIA. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and the Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Guarantors and any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) [reserved];

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i) all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(j) “$” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(k) whenever in this Indenture or in any Note there is mentioned, in any context, principal, principal amount or aggregate principal amount of Notes or any Note, including for purposes of calculating any redemption amount or premium, such mention shall be deemed to include any increase in the principal amount of the Notes as a result of the payment of PIK Interest; and

(l) for any periods or dates which the Company does not have historical financial statements available, it shall be entitled to use and rely on the financial statements of its predecessor or successor (as the case may be).

ARTICLE 2

THE NOTES

SECTION 2.01. Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is up to $410,000,000. The Notes (including any increase in the principal amount of the Notes as a result of a payment of PIK Interest) and any PIK Notes subsequently issued under this Indenture will be treated as a single class for all purposes hereunder, including, without limitation, waivers, amendments, redemptions and offers to purchase.

SECTION 2.02. Form and Dating. Provisions relating to the Notes are set forth in the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Notes and the Trustee’s certificate of authentication and (ii) any PIK Notes and the Trustee’s certificate of authentication, shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in fully registered form without coupons and only in denominations of $1.00 and any integral multiples of $1.00 in excess thereof, and any increase in the principal amount of Notes as a result of PIK Interest or issuance of PIK Notes may be made in integral multiples of $1.00.

SECTION 2.03. Execution and Authentication.

(a) The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer (an “Authentication Order”) (i) Notes for original issue on the date hereof in an aggregate principal amount of $[        ] and (ii) subject to the terms of this Indenture, any PIK Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether such Notes are to be Initial Notes or PIK Notes.

(b) One Officer shall sign the Notes for the Company by manual or facsimile signature.

(c) If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(d) A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(e) On any interest payment date on which the Company pays PIK Interest with respect to a Global Note, the principal amount of such Global Note shall be increased by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such interest payment date, to the credit of the holders on such record date, pro rata in accordance with their interests or, if applicable, otherwise in accordance with the procedures of the Depository, and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such increase. On any interest payment date on which the Company pays PIK Interest with respect to Definitive Notes represented by individual certificates, if any, the Company shall issue additional PIK Notes in certificated form, rounded up to the nearest $1.00. In connection with any payment of PIK Interest, no later than two Business Days prior to the relevant interest payment date, the Company shall deliver to the Trustee and the Paying Agent (if other than the Trustee) an Authentication Order, executed by an Officer of the Company, setting forth the amount of PIK Interest to be paid on such interest payment date and either (i) directing the Trustee and the Paying Agent (if other than the Trustee) to increase the principal amount of the Notes in accordance with this paragraph, which notification the Trustee and Paying Agent shall be entitled to rely upon or (ii) directing the Trustee to authenticate PIK Notes and delivering such PIK Notes to the Trustee for authentication no later than two Business Days prior to the relevant payment date.

(f) The Trustee may appoint one or more authenticating agents reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04. Registrar and Paying Agent.

(a) The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Company initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Notes Custodian with respect to the Global Notes.

(b) The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the

Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c) The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05. Paying Agent to Hold Money and PIK Notes in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on any Note, the Company shall deposit with each Paying Agent (or if the Company or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay the cash portion of such principal and interest, and increase the principal amount of the Notes or issue PIK Notes to pay PIK Interest pursuant to an Authentication Order delivered to the Trustee specifying the increase in the Global Note or the PIK Note amount to be issued on the applicable interest payment date, when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Wholly Owned Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. During the continuance of a Default under this Indenture, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, each Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, any Guarantor, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee or (ii) the Company, to protect the Company, the Trustee, a Paying Agent and the Registrar, from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note (including, without limitation, reasonable attorneys’ fees and reasonable disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 12.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes and make them available for delivery in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver copies of canceled Notes to the Company pursuant to written direction by an Officer of the Company. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful), in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13. CUSIP Numbers, ISINs, etc. The Company in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall advise the Trustee in writing of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.14. Calculation of Specified Percentage of Notes. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes (including any outstanding PIK Notes and any increased principal amounts as a result of any payment of PIK Interest), such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 12.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Company and delivered to the Trustee pursuant to an Officers’ Certificate.

ARTICLE 3

REDEMPTION

SECTION 3.01. Redemption. The Notes may be redeemed, subject to the conditions and at the redemption prices (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest) set forth in Paragraph 5 of the Notes set forth in Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, plus accrued and unpaid cash interest together with an amount of cash equal to all accrued and unpaid PIK Interest to but excluding the redemption date.

SECTION 3.02. Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article 3.

SECTION 3.03. Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Notes, it shall notify the Trustee in writing of (i) the Section of this Indenture or paragraph of the Notes pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Company shall give notice to the Trustee provided for in this paragraph at least 40 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the applicable Note, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be canceled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

SECTION 3.04. Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed and if such listing is known to the Trustee, or if such Notes are not so listed, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that the Trustee shall not select Notes for redemption which would result in a Holder of Notes with a principal amount of Notes less than the minimum denomination to the extent practicable. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1.00. Notes and portions of them the Trustee selects shall be in amounts of $1.00 or a whole multiple of $1.00 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.05. Notice of Optional Redemption.

(a) At least 30 days but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Notes, the Company shall mail or cause to be mailed by first-class mail a notice of redemption to each Holder whose Notes are to be redeemed to such Holder’s registered address or otherwise send such notice in accordance with the procedures of the Depository.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of a Paying Agent;

(iv) that Notes called for redemption must be surrendered to a Paying Agent to collect the redemption price, plus accrued interest;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi) that, unless the Company defaults in making such redemption payment or any Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the stated redemption date, or by the redemption date as so delayed.

(b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company has delivered to the Trustee, at least 45 days (unless a shorter period is acceptable to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice. In such event, the Company shall provide the Trustee in writing with the information required by this Section 3.05.

SECTION 3.06. Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice (except to the extent such redemption is conditional as set forth in Section 3.05). Upon surrender to any Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to but excluding the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.07. Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary is a Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest (including accrued and unpaid PIK Interest which for the avoidance of doubt shall be paid in cash) on all Notes or portions thereof to be redeemed on that date (including any PIK Notes or any increased principal amount of Notes sufficient to pay PIK Interest) other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless a Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.08. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes. The Company shall promptly pay the principal of and interest and cash interest and increase the principal amount of the Notes or issue PIK Notes to pay the PIK Interest, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or cash interest on or any PIK Notes or any increased principal amount of Notes sufficient to pay all PIK Interest on the Notes shall be considered paid on the date due if on such date (i) the Trustee or any Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due, (ii) the Trustee has received delivery of an Authentication Order as required under Section 2.03(e) hereof prior to the date the payment is due of any PIK Notes to be authenticated and delivered or any increased principal amount of the Global Notes sufficient to pay all PIK Interest then due and (iii) and the Trustee or any Paying Agent, as the case may be, are not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

SECTION 4.02. Reports and Other Information. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the SEC),

(a) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(c) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(d) any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company shall put such information on its website, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. For avoidance of doubt, the obligations of the Company under this Section 4.02 shall commence with respect to the Company’s first fiscal quarter that ends after the Issue Date.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the Holders if the Company or any direct or indirect parent of the Company (including Holdings) has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that:

(i) the rules and regulations of the SEC permit any direct or indirect parent of the Company (including Holdings) to report at such parent entity’s level on a consolidated basis and such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, or

(ii) such parent entity is or becomes a Guarantor of the Notes, such consolidated reporting at such parent entity’s level in a manner consistent with that described in this Section 4.02 for the Company will satisfy this Section 4.02; provided that, such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively (subject to Article 7) on Officers’ Certificates).

SECTION 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) Holdings and the Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock.

(b) The limitations set forth in Section 4.03(a) shall not apply to (collectively, “Permitted Debt”):

(i) the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $368.0 million outstanding at any one time, less the sum of the amounts of (x) all permanent reductions of Indebtedness thereunder as a result of principal payments actually made (A) with Net Cash Proceeds from Asset Sales, (B) as Amortization Payments and (C) under excess cash flow mandatory prepayment provisions under the Credit Agreement, plus (y) all permanent reductions in revolving credit commitments under the Credit Agreement other than in connection with a substantially concurrent refinancing or replacement of the amount so reduced;

(ii) the Incurrence by Holdings, the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes (including PIK Notes and any increased principal amount of Notes as payment for PIK Interest) and the Guarantees, as applicable;

(iii) (A) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i), (ii) and subclause (B) of this clause (iii) of this Section 4.03(b)), including without limitation any Existing Notes (and guarantees thereof) that remain outstanding on the Issue Date after giving effect to the Refinancing Transactions (provided that with respect to any such Indebtedness, other than any Existing Notes, in excess of $1.0 million individually and $5.0 million in the aggregate, such Indebtedness is listed on Schedule III); and (B) the Cerberus 3L Notes (and guarantees thereof) in a principal amount not to exceed the sum of (x) $30.0 million plus for the avoidance of doubt (y) any increases in the principal amount of the Cerberus 3L Notes as a result of the payment of payment in kind interest in respect thereof;

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any of its Restricted Subsidiaries, Disqualified Stock issued by Holdings or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (iv), not to exceed the greater of (x) $15.0 million and (y) 0.75% of Total Assets at the time of Incurrence, at any one time outstanding;

(v) Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(vi) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of Holdings to a Restricted Subsidiary; provided that such Indebtedness shall be Subordinated Indebtedness and either unsecured or, if secured, secured by a Lien that is junior in priority to the Lien securing the Permitted Second Lien Obligations; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(ix) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(x) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) not to exceed $20.0 million at any one time outstanding: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;

(xii) Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings and Preferred Stock of any Restricted Subsidiary of the Company in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed $15.0 million at any one time outstanding; provided, however, that notwithstanding the foregoing provision, any Unsecured Indebtedness that is pari passu with the Notes in right of payment, or any Secured Indebtedness that is secured with a Lien on the Collateral on a pari passu basis with the Lien securing the Notes Incurred under this clause (xii) may not exceed $5.0 million at any one time outstanding, and provided further that no Indebtedness that is senior to the Notes in right of payment or is Secured Indebtedness that is secured with a Lien on the Collateral having a senior priority to the Lien securing the Notes may be incurred under this clause (xii);

(xiii) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Holdings or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(xiv) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of Holdings which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clauses (ii), (iii)(A), this clause (xiv), (xv), (xviii), (xx) and (xxii) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(3) to the extent such Refinancing Indebtedness refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness also constitutes Subordinated Indebtedness or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such refinancing; and

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not the Company or a Guarantor that refinances Indebtedness of Holdings, the Company or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that any Refinancing Indebtedness incurred with respect to Existing Notes that remain outstanding on the Issue Date after giving effect to the Refinancing Transactions must also be Subordinated Indebtedness and otherwise comply with the provisions relating to the Existing Notes under Section 4.04(b)(iii);

(xv) Indebtedness, Disqualified Stock or Preferred Stock, not to exceed $30.0 million at any one time outstanding, (x) of Holdings or any of its Restricted Subsidiaries Incurred to finance an acquisition and (y) of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into Holdings or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such acquisition would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; or

(2) the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries on a consolidated basis after giving pro forma effect to such acquisition for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such acquisition would be greater than immediately prior to such acquisition;

provided further, however, that (A) any such Indebtedness has a Stated Maturity at least six months later than the Stated Maturity of the Notes and (B) any such Indebtedness of Holdings, the Company or a Guarantor shall either be Unsecured Indebtedness or Secured Indebtedness that is secured with a Lien on the Collateral on a junior basis to the Lien securing the Notes;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xvii) Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix) Indebtedness in an aggregate amount not to exceed $25.0 million at any one time outstanding of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in the case of each of clauses (x) and (y), in the ordinary course of business and on an unsecured basis;

(xx) Indebtedness of Foreign Subsidiaries of Holdings in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(xxi) [reserved]; and

(xxii) Indebtedness under the Foreign L/C Facility in an aggregate principal amount not to exceed $30.0 million at any time outstanding; provided that such Indebtedness may be recourse to Holdings, but shall not be secured by a Lien on the assets of Holdings, the Company or any Subsidiary Guarantor.

(c) For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 4.03(a), the Company shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (i) of Section 4.03(b) and all Indebtedness under the Cerberus 3L Notes outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (iii)(B) of Section 4.03(b), and the Company shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

For purposes of this Indenture, (1) Unsecured Indebtedness shall not be treated as subordinated in right of payment to any Secured Indebtedness merely because it is unsecured, (2) senior Indebtedness that is Secured Indebtedness shall not be treated as subordinated in right of payment to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral, (3) Indebtedness shall not be treated as subordinated in right of payment to any other Indebtedness merely because of maturity date, order of payment or order of application of funds and (4) Indebtedness that is not guaranteed shall not be treated as subordinated in right of payment to any other Indebtedness that is guaranteed merely because it is not guaranteed.

SECTION 4.04. Limitation on Restricted Payments.

(a) Holdings and the Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by Holdings or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or Holdings or any other direct or indirect parent of the Company;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, (A) any Existing Notes that remain outstanding after the consummation of the Refinancing Transactions or (B) the Cerberus 3L Notes;

(iv) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or

(v) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) [reserved];

(ii) (A) the redemption, repurchase, retirement or other acquisition of (x) Existing Notes that remain outstanding after the consummation of the Refinancing Transactions in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or any other direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries), or (y) Subordinated Indebtedness of Holdings or any Restricted Subsidiary (other than the Cerberus 3L Notes), in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent of Holdings or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries), or (z) Subordinated Indebtedness of the Company or any Restricted Subsidiary (other than the Cerberus 3L Notes), in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the redemption, repurchase, retirement or other acquisition of the Cerberus 3L Notes, solely in exchange for Equity Interests of Holdings or any other direct or indirect parent of Holdings (other than any Disqualified Stock);

(C) the redemption, repurchase, retirement, or other acquisition of Equity Interests (the “Retired Capital Stock”) of the Company or Holdings or any other direct or indirect parent of the Company solely in exchange for Equity Interests of the Company or Holdings or any other direct or indirect parent of the Company (other than any Disqualified Stock); and

(D) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase or other acquisition or retirement of (x) Existing Notes that remain outstanding after the consummation of the Refinancing Transactions or (y) Subordinated Indebtedness of the Company or any Guarantor (other than the Cerberus 3L Notes), in each case, made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or any Guarantor which is Incurred in accordance with Section 4.03 so long as:

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness or Existing Notes being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Existing Notes being so redeemed, repurchased, acquired or retired plus any fees and expenses Incurred in connection therewith);

(B) (i) with respect to Existing Notes, such new Indebtedness is subordinated in right of payment to the Notes or the related Guarantee, as the case may be, and (ii) with respect to Subordinated Indebtedness of the Company or any Guarantor, such new Indebtedness is subordinated in right of payment to the Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(C) (i) with respect to Existing Notes, such new Indebtedness has a Stated Maturity after the Stated Maturity of the Notes and (ii) with respect to Subordinated Indebtedness, such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(D) such new Indebtedness has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Existing Notes being so redeemed, repurchased, acquired or retired; and

(E) (i) with respect to Existing Notes, such new Indebtedness shall be Unsecured Indebtedness, (ii) with respect to Subordinated Indebtedness that is Unsecured Indebtedness, such new Indebtedness shall be Unsecured Indebtedness and (iii) with respect to Subordinated Indebtedness that is Secured Indebtedness and secured with a Lien on the Collateral having a junior priority to the Lien securing the Notes, such new Indebtedness shall either be Unsecured Indebtedness or shall be Secured Indebtedness secured with a Lien on the Collateral having a junior priority to the Lien securing the Notes;

(iv) the repurchase, retirement or other acquisition (or dividends to Holdings or any other direct or indirect parent of Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or Holdings or any other direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or Holdings or any other direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of $4.0 million in the aggregate in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or Holdings or any other direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount otherwise available for Restricted Payments under any clause of this Section 4.04 other than this Section 4.04(a)(iv)); plus

(B) the cash proceeds of key man life insurance policies received by the Company or Holdings or any other direct or indirect parent of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after the Issue Date;

(provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year);

(v) [reserved];

(vi) [reserved];

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 1.25% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(viii) [reserved];

(ix) Restricted Payments that are made with Excluded Contributions; provided that any such Restricted Payments may not be applied to Restricted Payments in respect of the Cerberus 3L Notes or any Equity Interests into which the Cerberus 3L Notes may be converted or exchanged;

(x) [reserved];

(xi) [reserved];

(xii) the payment of dividends or other distributions to Holdings or any other direct or indirect parent of the Company in amounts required for Holdings or such other parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such entity to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries by virtue of such entity being the common parent of a consolidated or combined tax group of which the Company and/or its Restricted Subsidiaries are members; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent, other than the Sponsor, solely in the amount required for such entity to, if applicable:

(A) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Company, other than the Sponsor,

to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any other direct or indirect parent of the Company, if applicable, and ordinary course fees, expenses, salaries, bonuses, benefits, and indemnities of Holdings or any other direct or indirect parent of the Company, other than the Sponsor, paid to service providers that are non-Affiliates of the Company, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are directly attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries; provided that, for the avoidance of doubt, no ordinary course fees, expenses, salaries, bonuses, benefits and indemnities or general administrative, corporate operating, overhead and other customary and ordinary course fees and expenses not directly attributable to the Company and its Subsidiaries may be paid under this Section 4.04(xiii)(A); and

(B) pay fees and expenses Incurred by Holdings related to any unsuccessful equity or debt offering of Holdings;

(xiv) the making of loans to Holdings or any other direct or indirect parent of the Company, other than the Sponsor, to, fund the payment of fees and expenses owed by the Company or Holdings or any other direct or indirect parent of the Company, other than the Sponsor, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, other than the Sponsor, in each case to the extent permitted by Section 4.07;

(xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; provided that no cash payments shall be permitted pursuant to this Section 4.07(b)(xv);

(xvi) [reserved];

(xvii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Indebtedness under the Cerberus 3L Notes), Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those described under Section 4.06 and Section 4.08; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xviii) [reserved]; and

(xix) any Restricted Payments made in connection with the consummation of the Refinancing Transactions as described in the Offering Memorandum and listed on Schedule IV.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this Section 4.04(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Notwithstanding anything to the contrary in this Indenture, the Company and Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly return any of the proceeds of, or otherwise make any cash payments in respect of, the Cerberus 3L Notes to the Sponsor or any direct or indirect parent of the Company, whether in the form of cash, a dividend or otherwise.

(c) As of the Issue Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries, except for Global Linguist Solutions LLC, which will be an Unrestricted Subsidiary. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. Holdings and the Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date pursuant to (i) the Credit Agreement, (ii) the Cerberus 3L Notes and (iii) pursuant to any other agreement in effect on the Issue Date; provided that in the case of clause (iii), such agreement is listed on Schedule V;

(2) this Indenture, the Security Documents, the Intercreditor Agreement, the Notes and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that such encumbrance or restriction does not adversely affect the Company’s ability to make interest and principal payments on the Notes;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in joint venture agreements entered into in the ordinary course of business;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business (and permitted under the Security Documents) that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(9) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(10) [reserved];

(11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Holdings that is Incurred subsequent to the Issue Date pursuant to Section 4.03; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payment on the Notes (as determined by the Company in good faith);

(12) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;

(13) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.11 that limit the right of the debtor to dispose of the assets securing such Indebtedness; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06. Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, and

(ii) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), shall each be deemed to be Cash Equivalents for the purposes of this Section 4.06;

(3) in addition to complying with the requirement in clause (4) below, with respect to any transaction or series of transactions constituting an Asset Sale involving the sale of one or more assets for aggregate consideration in excess of $25.0 million, the Company or any of its Restricted Subsidiaries, as the case may be, receives an appraisal from an independent valuation expert of national standing that the consideration to be received in such Asset Sale is at or above the Fair Market Value; and

(4) with respect to any transaction or series of transactions constituting an Asset Sale involving the sale of one or more assets for aggregate consideration in excess of $1.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the disinterested members of the Board of Directors of the Company or equivalent governing body of a Restricted Subsidiary, determining that the consideration to be received for such asset is at or above the Fair Market Value, and set forth in an Officers’ Certificate certifying that such Asset Sale complies with this clause (4),

(b) Within six months after the Company or any Restricted Subsidiary of the Company’s receipt of the Net Cash Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

(i) to permanently reduce Indebtedness constituting First Lien Obligations and, in the case of revolver Obligations thereunder, to correspondingly reduce commitments with respect thereto;

(ii) to permanently reduce Obligations under (x) other Permitted Second Lien Obligations of the Company or the Subsidiary Guarantors (provided that if the Company or any Subsidiary Guarantor shall so reduce such Obligations under such other Permitted Second Lien Obligations, the Company will equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Notes that would otherwise be prepaid) or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case, other than Indebtedness owed to the Company, Holdings or any of their Subsidiaries (provided that in the case of any reduction of any revolving obligations pursuant to this clause (ii), the Company or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(iii) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), or capital expenditures, in each case used or useful in a Similar Business; and/or

(iv) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale, in each case used or useful in a Similar Business;

provided that in the case of clauses (iii) and (iv) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment within three months of such cancellation or termination of the prior binding commitment; and provided further that solely for the purposes of clauses (iii) and (iv) above, the definition of Similar Business is limited to any business engaged in by the Company or any of its Restricted Subsidiaries on the Issue Date.

The amount of Net Cash Proceeds from Asset Sales that may be invested pursuant to clauses (iii) and (iv) above may not exceed $10.0 million in any twelve-month period and $40.0 million in the aggregate for all Asset Sales after the Issue Date.

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under the revolving credit facility provided under the Credit Agreement, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth above shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes (including PIK Notes and any increased principal amount of Notes as payment for PIK Interest) and to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to Asset Sales to purchase or prepay the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, together with an amount of cash equal to all accrued and unpaid PIK Interest (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06 and, in the case of Notes, is an integral multiple of $1.00. The Company shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $10.0 million by mailing the notice required pursuant to the terms of Section 4.06(f), with a copy to the Trustee. To the extent that the aggregate amount of Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes subject to any other restrictions set forth in this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness, as appropriate, surrendered by holders or lenders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Cash Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On such date, the Company shall also irrevocably deposit with the Trustee or with a Paying Agent (or, if the Company or a Wholly Owned Restricted Subsidiary is acting as a Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents or Investment Grade Securities, as directed in writing by the Company, and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or a Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Company to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with Section 4.06.

(e) Holders electing to have a Note purchased shall be required to surrender the Notes, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than two Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased. If at the end of the Offer Period more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not listed by lot or such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that the Trustee shall not select Notes for purchase which would result in a Holder with a principal amount of Notes less than the minimum denomination to the extent practicable.

(f) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered in accordance with the procedures of the Depository at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(g) A new note in principal amount equal to the unpurchased portion of any Notes purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 4.07. Transactions with Affiliates.

(a) Holdings and the Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person;

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the disinterested members of the Board of Directors of the Company or Holdings or any other direct or indirect parent of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliates Transactions involving aggregate consideration in excess of $5.0 million, the Company, Holdings or the relevant Restricted Subsidiary shall deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company, Holdings or such Restricted Subsidiary from a financial point of view to the Company, Holdings or the relevant Restricted Subsidiary or meets the requirements of clause (i) above

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) (A) transactions between or among Holdings and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger or consolidation of the Company and Holdings or any other direct parent of the Company; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company, or Holdings, as applicable, and such merger or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) (A) Restricted Payments permitted by Section 4.04 and (B) Permitted Investments;

(iii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary of Holdings or any other direct or indirect parent of the Company;

(iv) [reserved];

(v) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company or Holdings in good faith, excluding, for the avoidance of doubt, any such payments or loans made pursuant to clause (vi) below;

(vi) the Master Consulting and Advisory Services Agreement as in effect on the Issue Date or any amendment thereto (so long as the Master Consulting and Advisory Services Agreement, together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby; provided that the Company may make payments, not to exceed $6.0 million in any fiscal year, with respect to (A) executives seconded to the Company or any of its Restricted Subsidiaries from Cerberus Operations and Advisory Company LLC and (B) personnel of Cerberus Operations and Advisory Company LLC that provide services to the Company or any of its Restricted Subsidiaries at cost on a weekly, monthly or pro-rated basis;

(vii) [reserved];

(viii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Holdings, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with Unrestricted Subsidiaries entered into in the ordinary course of business;

(ix) [reserved];

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Company or Holdings to any Permitted Holder or to Holdings or any other direct or indirect parent of the Company or Holdings or to any director, officer, employee or consultant thereof;

(xi) [reserved];

(xii) [reserved];

(xiii) any contribution to the capital of Holdings or the Company;

(xiv) transactions permitted by, and complying with, the provisions of Section 5.01;

(xv) transactions between Holdings or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or Holdings or any other direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(xvi) pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii) any employment agreements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or Holdings or any other direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(xix) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 4.04(b)(xii);

(xx) transactions to effect the Refinancing Transactions, including entry into the Cerberus 3L Notes, entry into the security documents relating thereto and performance of the obligations of the Company and its Restricted Subsidiaries thereunder, and the payment of all fees and expenses related to the Refinancing Transactions;

(xxi) payments for back office shared services that are paid at cost (subject to any higher transfer pricing required in certain foreign operations) pursuant to contractual joint venture arrangements pursuant to which Holdings or any of its Restricted Subsidiaries are party, in the ordinary course of business; provided that the exception under this clause (xxi) shall not permit any payments to the Sponsor;

(xxii) transactions with the Sponsor permitted under the Credit Agreement as in effect on the Issue Date solely to the extent (x) directly related to its Class B Revolving Credit Commitment(s) (as defined in the Credit Agreement) or Class B Revolving Credit Loan(s) (as defined in the Credit Agreement) thereunder and (y) on the same terms as for similar transactions with Class B Revolving Credit Lenders (as defined in the Credit Agreement) thereunder; and

(xxiii) transactions with any Debt Fund Affiliate (as defined in the Credit Agreement) or Non-Debt Fund Affiliate (as defined in the Credit Agreement) permitted by the Credit Agreement solely to the extent (i) directly related to its commitment(s) or loan(s) thereunder and (ii) on the same terms as for similar transactions with other lenders of the applicable class thereunder.

SECTION 4.08. Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), plus accrued and unpaid interest to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that it has exercised its right to redeem such Notes in accordance with Article 3 of this Indenture.

In the event that at the time of such Change of Control the terms of the Credit Agreement restrict or prohibit the repurchase of Notes pursuant to this Section 4.08, then prior to the mailing of the notice to the Holders provided for in Section 4.08(b) but in any event within 30 days following any Change of Control, the Company shall (i) repay in full the Credit Agreement, or (ii) obtain the requisite consent, if required, under the Credit Agreement to permit the repurchase of the Notes as provided for in Section 4.08(b).

(b) Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the Notes in accordance with Article 3 of this Indenture, the Company shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), plus accrued and unpaid interest to the date of purchase (subject to the right of the Holders of record on a record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv) the instructions determined by the Company, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have Notes purchased shall be required to surrender the Notes, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than two Business Days prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes which were delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Notes purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Company under this Section shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest (including cash in an amount equal to accrued and unpaid PIK Interest) to the Holders entitled thereto.

(e) Notwithstanding the foregoing provisions of this Section 4.08, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08(b) applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer in compliance with such requirements.

(f) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such

Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.08. Notes shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(g) Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

(h) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and Rule 14e-1 promulgated thereunder and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

(i) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

SECTION 4.09. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereof. The Company also shall comply with Section 314(a)(4) of the TIA.

SECTION 4.10. Future Guarantors. If (x) the Company acquires or creates any direct or indirect Restricted Subsidiary that is not an Excluded Subsidiary after the Issue Date (unless such Subsidiary is already a Guarantor) (y) any Excluded Subsidiary ceases to constitute an Excluded Subsidiary or (z) any existing Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary”, the Company shall cause such Restricted Subsidiary, at the earlier of (A) within 45 days after the date of such acquisition, formation, cessation or designation, or (B) concurrently (to the extent reasonably practicable) with the guarantee under the Credit Agreement by such Subsidiary, to (1) execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will become a Guarantor under the Indenture and (2) execute and deliver to the Collateral Agent a joinder to the Security Documents and take all actions necessary to perfect the Liens created thereunder (to the extent required by the Security Documents), all of such Liens to be subject to the Intercreditor Agreement.

SECTION 4.11. Liens. Holdings and the Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset, property or revenues, whether owned on the Issue Date or acquired thereafter of Holdings, the Company or any of the Restricted Subsidiaries.

SECTION 4.12. Maintenance of Office or Agency.

(a) The Company shall maintain in the United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 12.02.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the corporate trust office of the Trustee or its agent, as such office or agency of the Company in accordance with Section 2.04; provided, however, that the corporate trust office of the Trustee shall not be an office or agency of the Company for the purposes of service of legal process on the Company, Holdings or any Guarantor.

SECTION 4.13. Amortization Payments. The Company shall make each of the Amortization Payments on or before their respective due dates.

SECTION 4.14. Credit Ratings. The Company shall use commercially reasonable efforts to obtain and maintain public credit ratings in respect of the Notes from each of Moody’s and S&P (but in each case, not a specific rating).

SECTION 4.15. Excess Cash Flow. Holdings and the Company covenant that Section 2.05(b)(i) of, and the definitions of “Excess Cash Flow” and “Excess Cash Flow Period”, as well as any defined terms used therein and any defined terms used in such defined terms, in, the Credit Agreement, in each case, to the extent relating to mandatory prepayments based on Excess Cash Flow shall not be amended, waived, supplemented or otherwise modified without the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

SECTION 4.16. Corporate Existence. Subject to the provisions described under Section 5.01, each of Holdings and the Company shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings, the Company or any such Restricted Subsidiary and (b) the material rights (charter and statutory), licenses and franchises of Holdings, the Company and their Restricted Subsidiaries; provided, however, that Holdings and the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of their Restricted Subsidiaries, if Holdings or the Company, as applicable shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings, the Company and its Restricted Subsidiaries, taken as a whole; and provided further that this covenant does not prohibit any transaction otherwise permitted by Section 4.06.

SECTION 4.17. Maintenance of Property; Insurance.

(a) Each of Holdings and the Company shall, and shall cause their Restricted Subsidiaries to, cause all material properties owned by or leased by the Company or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order (ordinary wear and tear excepted) and supplied with all reasonably necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be reasonably necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this covenant shall prevent Holdings, the Company or any of their Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the management of Holdings, the Company or any such Restricted Subsidiary, necessary or desirable in the conduct of the business of Holdings, the Company or any such Restricted Subsidiary; and provided further that nothing in this covenant shall prevent Holdings, the Company or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

(b) Each of Holdings and the Company shall maintain, and shall cause their Restricted Subsidiaries to maintain, insurance (including appropriate self-insurance) with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily, in the reasonable opinion of Holdings or the Company, carried by similar businesses of similar size.

SECTION 4.18. Program Specific Accounts. The Company shall not permit, as of the first day of each month, the amount of cash and Cash Equivalents deposited in Program Specific Accounts to exceed the amounts necessary for anticipated operating expenses (including payroll) and to comply with applicable statutory or regulatory obligations in connection with the programs directly related to such Program Specific Accounts for the following three-month period as determined by the Company in good faith.

SECTION 4.19. After-Acquired Collateral; Further Assurances.

(a) From and after the Issue Date, subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Company’s Subsidiaries) and as otherwise set forth in the Security Documents, the Intercreditor Agreement, the definition of “Collateral and Guarantee Requirement” set forth in Section 1.01 and this Section 4.19), if the Company or any Guarantor creates any additional security interest upon any property or asset to secure any First Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second-priority security interest (subject only to the liens securing the First Lien Obligations and certain other Permitted Liens) upon such property as security for the Indebtedness and Obligations under the Notes. If granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Collateral Agent. If such third party does not consent to the granting of the first-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest, solely to the extent such security interest is not provided under the Credit Agreement.

(b) The Company and each Guarantor, at their sole cost and expense, shall take all action necessary or, on or after the Discharge of the First Lien Obligations, reasonably requested by the Trustee or the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the Notes) to ensure that the Collateral and Guarantee Requirement continues to be satisfied including:

(i) each Guarantor that is newly formed, acquired or designated pursuant to Section 4.10 to take all action necessary to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, within 45 days after such formation, acquisition, cessation or designation, or such longer period as the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the Notes) may agree in writing in its reasonable discretion:

(1) cause each Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent (as appropriate) a joinder to the Security Documents and take all actions necessary to perfect the Liens created thereunder;

(2) cause each Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(3) take and cause such Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary or as the Collateral Agent may reasonably request to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement or the Security Documents, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement or the Security Documents;

(ii) as promptly as practicable after the request therefor by the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the Notes), deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Company; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than Holdings or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Company to obtain such consent, such consent cannot be obtained; and

(iii) if reasonably requested by the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the Notes), within sixty (60) days after such request or such longer period as the Collateral Agent may agree in writing in its reasonable discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Issue Date and subject to the Collateral and Guarantee Requirement or the Security Documents, but not specifically covered by the preceding clauses (1), (2) or (3) or clause (iv) below;

(iv) not later than 60 days after the acquisition by the Company or any Guarantor of Material Real Property (or such longer period as the Collateral Agent may agree (acting at the direction of the Holders of a majority in the aggregate principal amount of the Notes)) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Security Documents, each such acquiring Company or Guarantor to cause such property to be subject to a Lien and mortgage in favor of the Collateral Agent and take, or Holdings to cause the relevant Company or Guarantor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(v) not later than 45 days after the acquisition by the Company or any Guarantor of any other property or assets that are required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as the Collateral Agent may agree (acting at the direction of the Holders of a majority in the aggregate principal amount of the Notes)), which property would not be automatically subject to another Lien pursuant to pre-existing Security Documents, each such acquiring Company or Guarantor (i) to cause such property to be subject to a Lien and security interest in favor of the Collateral Agent and (ii) to take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and

(vi) always ensuring that the Obligations are secured by a second-priority security interest in all the Equity Interests of the Company, subject to any Permitted Lien.

(c) The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Holders of a majority in the aggregate principal amount of the Notes may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Company will reasonably promptly secure the obligations under this Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents as may be reasonably required.

SECTION 4.20. Information Regarding Collateral.

(a) The Company shall furnish to the Collateral Agent, with respect to the Company or any Guarantor, prompt written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or type of organization or corporate structure or (iv) chief executive officer. The Company and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected second-priority security interest (subject only to the liens securing the First Lien Obligations and certain other Permitted Liens) in all the Collateral.

(b) Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 4.02, the Company shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

ARTICLE 5

SUCCESSOR COMPANY

SECTION 5.01. When Company May Merge or Transfer Assets.

(a) The Company shall not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures, the Security Documents or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(A) the Fixed Charge Coverage Ratio of the Successor Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00; or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(v) if the Successor Company is other than the Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the Security Documents; and

(vi) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) and Security Documents comply with this Indenture.

The Successor Company (if other than the Company) shall succeed to, and be substituted for, the Company under this Indenture, the Notes and the Security Documents, and the Company shall automatically be released and discharged from its obligations under this Indenture, the Notes and the Security Documents. Notwithstanding the foregoing clause (iii) of this Section 5.01(a) and so long as the foregoing clause (iv) of this Section 5.01(a) is satisfied, (a) the Company may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings, the Company or to any Restricted Subsidiary, and (b) the Company may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence, a “Specified Merger/Transfer Transaction”).

(b) Subject to the provisions of Section 10.02(b) (which govern the release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Guarantor), each Subsidiary Guarantor shall not, and the Company shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either (x) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture, the Security Documents or other documents or instruments in form reasonably satisfactory to the Trustee or (y) such sale or disposition or consolidation or merger is not in violation of Section 4.06;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its

Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(iii) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) and Security Documents comply with this Indenture.

The Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee and the Security Documents, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee and the Security Documents. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Subsidiary Guarantor may merge or consolidate with another Subsidiary Guarantor or the Company, and (3) a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

(c) Subject to the provisions of Section 10.02(b) (which govern the release of a Guarantee of Holdings), Holdings will not consolidate or merge with or into or wind up into (whether Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) Holdings is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Holdings) expressly assumes all the obligations of Holdings under this Indenture, the Security Documents and Holdings’ Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii) the Successor Parent Guarantor (if other than Holdings) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) and Security Documents comply with this Indenture.

The Successor Parent Guarantor will succeed to, and be substituted for, Holdings under this Indenture, Holdings’ Guarantee and the Security Documents, and Holdings will automatically be released and discharged from its obligations under this Indenture, Holdings’ Guarantee and the Security Documents. Notwithstanding the foregoing, (1) Holdings may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Holdings in another state of the United States, the District of Columbia or any territory of the United States, (2) Holdings may merge or consolidate with the Company and (3) Holdings may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of Holdings.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” occurs if:

(a) the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days,

(b) the Company defaults in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(c) the Company fails to comply with its obligations under Section 5.01,

(d) (i) the Company or any of its Restricted Subsidiaries fails to comply with any of its obligations under the covenants set forth in Sections 4.08 (other than a failure to purchase Notes when required under Section 4.08, which shall constitute an Event of Default under clause (b) above) and such failure continues for 30 days after receipt of a related Notice of Default as specified below or (ii) the Company or any of its Restricted Subsidiaries fails to comply with any of its obligations under the covenants set forth in Sections 4.04 and such failure continues for five days after receipt of a related Notice of Default as specified below,

(e) the Company or any of its Restricted Subsidiaries fails to comply with any of its agreements contained in the Notes or this Indenture (other than those referred to in clauses (a), (b), (c), or (d) above) and such failure continues for 30 days after receipt of a related Notice of Default as specified below,

(f) the Company fails to pay the principal amount of the Existing Notes that remain outstanding after the Refinancing Transactions upon their final maturity date of July 1, 2017,

(g) the Company or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company and other than the Indebtedness referred to in clause (f) above) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent,

(h) Holdings, the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Code:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(i) is for relief against Holdings, the Company or any Significant Subsidiary of the Company in an involuntary case;

(ii) appoints a Custodian of Holdings, the Company or any Significant Subsidiary of the Company or for any substantial part of its property; or

(iii) orders the winding up or liquidation of Holdings, the Company or any Significant Subsidiary of the Company;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days,

(j) the Company or any Significant Subsidiary fails to pay final and non-appealable judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 30 days following the entry thereof,

(k) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under this Indenture or any Guarantee and such Default continues for 10 days after receipt of a related Notice of Default as specified below, or

(l) (i) with respect to any Collateral having a Fair Market Value in excess of $10.0 million, individually or in the aggregate, (x) the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with this Indenture, the Security Documents and the Intercreditor Agreement or (y) any security interest created thereunder or under this Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (ii) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Code.

A Default under clauses (d) or (e) above shall not constitute an Event of Default until the Trustee notifies the Company in writing or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee in writing of the Default and the Company does not cure such Default within the time specified in clauses (d) or (e) above, as applicable. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Company shall deliver to the Trustee, within thirty (30) days after the occurrence thereof, written notice of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration. (a) If an Event of Default (other than an Event of Default specified in Section 6.01(h) or 6.01(i) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 25% in principal amount of outstanding Notes by written notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(h) or 6.01(i) with respect to the Company occurs, the principal of, premium, if any, and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in Section 6.01(g), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

(b) (i) If the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of an event specified in Section 6.01(h) or (i) (including the acceleration of claims by operation of law)) occurring at any time on or after July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price, plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, applicable with respect to an optional redemption of the Notes, as set forth in Paragraph 5 of the form of Notes set forth in Exhibit A, in effect on the date of such acceleration as if such acceleration were an optional redemption of the Notes accelerated.

(ii) If the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of an event specified in Section 6.01(h) or (i) (including the acceleration of claims by operation of law)) occurring at any time prior to July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes plus the Acceleration Premium plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest.

(iii) Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an event specified in Section 6.01(h) or (i) (including the acceleration of claims by operation of law)), either, as applicable in accordance with clauses (i) and (ii) above, (x) in the case of an Event of Default occurring on or after July 1, 2017, the premium applicable with respect to an optional redemption of the Notes (the “Redemption Price Premium”) will also be immediately due and payable as though the Notes were optionally redeemed or (y) in the case of an Event of Default occurring prior to July 1, 2017, the Acceleration Premium will be immediately due and payable by the Company. In any such case, the Redemption Price Premium or the Acceleration

Premium, as applicable, shall constitute part of the Second Lien Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement the Company and the Guarantors on the one hand and the Holders on the other hand as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any Redemption Price Premium or Acceleration Premium, as applicable, payable pursuant to the above shall be presumed to be the liquidated damages sustained by each Holder as the result of the acceleration, and each of the Company and the Guarantors agrees that it is reasonable under the circumstances. The Redemption Price Premium or the Acceleration Premium, as applicable, shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF THE COMPANY AND THE GUARANTORS EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. Each of the Company and the Guarantors expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Redemption Price Premium and the Acceleration Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Redemption Price Premium or the Acceleration Premium, as applicable shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders, the Company and the Guarantors giving specific consideration in this transaction for such agreement to pay the Redemption Price Premium or the Acceleration Premium, as applicable; and (D) the Company and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Company and the Guarantors expressly acknowledges that its agreement to pay the Redemption Price Premium or the Acceleration Premium, as applicable, to the Holders as herein described is a material inducement to Holders to purchase the Notes.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences except (a) a Default or Event of Default in the payment of the principal of or interest on a Note or (b) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. The Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(ii) the Holders of at least 25% in principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the Notes then outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file and prove a claim for the whole amount of the principal, interest, premium (including, without limitation, any Acceleration Premium) and other amounts owing and unpaid in respect of the Notes and the other Second Lien Obligations and file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders (including any claim for reasonable compensation, expenses, disbursements and advances of the Trustee, Collateral Agent and the Holders (including counsel, accountants, experts or such other professionals as the Trustee, Collateral Agent and the Holders deem reasonably necessary, advisable or appropriate)) allowed under the Bankruptcy Code or any other debtor relief law or in any judicial proceedings relative to the Company or any Guarantor, any of their respective creditors or their property, in each case, irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Trustee (or any Holder) shall have made any demand on the Company or any Guarantor. The Trustee shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in any proceeding. The Trustee is hereby authorized to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any Custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due for the reasonable compensation, expenses, disbursements and advances of the Trustee, Collateral Agent and their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 7.07.

Nothing contained herein shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment, voting proxy or composition affecting the Notes or the rights of any Holder to authorize the Trustee to vote in respect of the claim of any Holder or in any such proceeding.

SECTION 6.10. Priorities. Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee and Collateral Agent for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee, upon prior written notice to the Company and the Guarantors, may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall send to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Company nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the TIA.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence as determined by a final non-appealable order of a court of competent jurisdiction.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding (subject to Section 7.02(g)), but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including without limitation, the Collateral Agent.

(i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (j), (k) or (l), any Default or Event of Default under Section 6.01(a) or (b) unless the Trustee is also the Paying Agent, or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received notice thereof in accordance with Section 12.02 from the Company, any Guarantor or any Holder and such notice states it is a “Notice of Default” and references the Notes and this Indenture.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to a Trust Officer, the Trustee shall send to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Notes, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to the Holders. As promptly as practicable after each June 15 beginning with June 15, 2017, and in any event within 12 months of the last such report, the Trustee shall send to each Holder a brief report dated as of such June 15 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b)(2) of the TIA to the extent applicable.

A copy of each report at the time of its delivery to the Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee and Collateral Agent from time to time reasonable compensation for its services (it being understood all amounts set forth in the fee letter dated [            ], 2016 between the Company and the Trustee shall be deemed reasonable). The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s and Collateral Agent’s agents, counsel, accountants and experts. The Company and each Guarantor, jointly and severally shall indemnify each of the Trustee and Collateral Agent and each of their officers, directors, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Company or a Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Company, any Guarantor, any Holder or any other Person). The Trustee and Collateral Agent shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company and the Guarantors, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Guarantors, as applicable, and such parties in connection with such defense. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or negligence, in the case of the Trustee, and willful misconduct or gross negligence, in the case of the Collateral Agent, in each case as determined by a final order of a court of competent jurisdiction.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee or Collateral Agent. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee or Collateral Agent incurs expenses after the occurrence of a Default specified in Section 6.01(h) or 6.01(i) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Code.

SECTION 7.08. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

(b) If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

SECTION 7.12. Authorization of Security Documents; Intercreditor Agreement. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute, deliver and perform their obligations under the Security Documents, the Intercreditor Agreement and any other document purporting to create a security interest in favor of the Trustee or the Collateral Agent, as applicable, for the benefit of the Holders of the Notes, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Security Documents, the Intercreditor Agreement or any other document purporting to create a security interest in favor of the Trustee and/or the Collateral Agent for their benefit and the benefit of the Holders of the Notes, each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Discharge of Liability on Notes; Defeasance. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes and certain rights of the Trustee and the Company’s obligations with respect thereto, as expressly provided for in this Indenture) as to all outstanding Notes:

(a) when (i) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.08 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes (a) have become due and payable, (b) will become due and payable at their stated maturity within one year or (c) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Company and/or the Guarantors have paid all other sums payable under this Indenture; and

(c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture (with respect to such Notes) (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.10, 4.11, 4.13, 4.14, 4.16, 4.17, 4.18, 4.19 and 4.20 and the operation of Section 5.01 and Sections 6.01(c), 6.01(d), 6.01(e) (with respect to any Default under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.10, 4.11, 4.13, 4.14, 4.16, 4.17, 4.18, 4.19 and 4.20), 6.01(g), 6.01(h) (with respect to Significant Subsidiaries of the Company only), 6.01(i) (with respect to Significant Subsidiaries of the Company only) and 6.01(j), 6.01(k) and 6.01(l) and the Liens on the Collateral granted under this Indenture and the Security Documents (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Company terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of the Company under the Notes, this Indenture and the Security Documents shall be discharged, the Liens on the Collateral granted under the Security Documents shall be released and the obligations of each Guarantor under its Guarantee, this Indenture and the Security Documents and the Liens on the Collateral securing the Notes and the Guarantees of such Notes shall be terminated simultaneously with the termination of such obligations.

If the Company exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e) (with respect to any Default by Holdings, the Company or any of its Restricted Subsidiaries with any of its obligations under Article IV other than Sections 4.01, 4.09 and 4.12), 6.01(g), 6.01(h) (with respect to Significant Subsidiaries of the Company only), 6.01(i) (with respect to Significant Subsidiaries of the Company only), 6.01(j) or 6.01(k).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(d) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.05 and 8.06 shall survive such satisfaction and discharge.

SECTION 8.02. Conditions to Defeasance.

(a) The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Company irrevocably deposits in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient or U.S. Government Obligations, the principal of and the interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, and premium (if any) and interest (including an amount of cash sufficient to pay all PIK Interest) on the Notes when due at maturity or redemption, as the case may be;

(ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest (including an amount of cash sufficient to pay all PIK Interest) when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.01(h) or 6.01(i) with respect to the Company occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Company;

(v) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vii) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article 8 have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by the clause (vi) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

(b) Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article 3.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

SECTION 8.04. Repayment to Company. Each of the Trustee and each Paying Agent shall promptly turn over to the Company upon request any money or U.S. Government Obligations held by it as provided in this Article 8 which, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article 8.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of principal of or interest on, any such Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE 9

AMENDMENTS AND WAIVERS

SECTION 9.01. Without Consent of the Holders. The Company, the Trustee (and/or the Collateral Agent, as applicable) and the other parties thereto, as applicable, may amend, supplement or otherwise modify (and with respect to the Intercreditor Agreement and any other intercreditor agreement contemplated in this Indenture, replace or substitute) this Indenture, the Security Documents and the Intercreditor Agreement and any Guarantee or Notes, and the Company may direct the Trustee to (and/or the Collateral Agent, as applicable), and, upon any such direction, the Trustee (and/or the Collateral Agent, as applicable) shall, enter into an amendment, supplement, modification, replacement or substitution of this Indenture, the Security Documents and the Intercreditor Agreement and any Guarantee or Notes, as applicable, without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency; provided such cure does not adversely affect the rights of any Holder;

(ii) to conform the text of this Indenture, the Guarantees, the Notes, the Security Documents or the Intecreditor Agreement to any provision under the heading “Description of the New Notes” in the Offering Memorandum to the extent that such provision was expressly intended to be a verbatim recitation of a provision of this Indenture, the Guarantees and the Notes, as certified by the Company in an Officers’ Certificate;

(iii) to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under this Indenture and the Notes to the extent permitted under Article 5;

(iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(v) to add additional Guarantees with respect to the Notes (including to comply with Section 4.10), to add to the covenants of the Company for the benefit of the Holders, to surrender any right or power conferred upon the Company, to add security to or for the benefit of the Notes and, in the case of the Security Documents, to or for the benefit of the other secured parties named therein, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is permitted by the Indenture and the Security Documents or as required by the Intercreditor Agreement;

(vi) to release a Guarantor from its Guarantee when permitted by this Indenture and the Intercreditor Agreement;

(vii) to make any change that does not adversely affect the rights of any Holder;

(viii) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, this Indenture under the TIA if such qualification is required;

(ix) to make certain changes to this Indenture to provide for the issuance of PIK Notes or to pay PIK Interest in accordance with the terms of this Indenture;

(x) to evidence and provide for the acceptance and appointment (x) under this Indenture of a successor Trustee thereunder pursuant to the requirements hereof or (y) under the Security Documents of a successor Collateral Agent thereunder pursuant to the requirements thereof;

(xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of Notes (including PIK Notes and any increased principal amount of Notes as payment for PIK Interest); provided, however, that (i) compliance with the this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of any Holder to transfer Notes; or

(xii) to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and additional secured creditors holding First Lien Obligations and Second Lien Obligations so long as such First Lien Obligations and Second Lien Obligations are permitted by this Indenture or the Credit Agreement.

Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any supplemental indenture entered into to effect any such amendment, supplement or waiver permitted under the terms of this Section 9.01, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06, the Trustee and Collateral Agent, if applicable, shall join with the Company in the execution of such supplemental indenture or supplement or amendment to the Security Documents and Intercreditor Agreement. After an amendment under this Section 9.01 becomes effective, the Company shall give to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02. With Consent of the Holders.

(a) The Company, the Trustee (and/or the Collateral Agent, as applicable) and the other parties thereto, as applicable, may amend, supplement or otherwise modify this Indenture, the Security Documents, the Intercreditor Agreement, and Guarantee and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes). However, notwithstanding anything to the contrary in this Indenture, without the consent of each Holder of an outstanding Note affected, an amendment or waiver may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3;

(v) make any Note payable in money other than that stated in such Note;

(vi) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii) make any change in Section 6.04 or 6.07 or the third sentence of this Section 9.02(a);

(viii) expressly subordinate the Notes or any Guarantee or otherwise modify the ranking thereof to any other Indebtedness of the Company or any Guarantor;

(ix) modify the Guarantees in any manner adverse to the Holders;

(x) make any change in the provisions of the Intecreditor Agreement or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes.

No amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents with respect to the Notes, other than in accordance with the terms of this Indenture and the Intercreditor Agreement, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any supplemental indenture entered into to effect any such amendment, supplement or waiver permitted under the terms of this Section 9.02, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06, the Trustee and Collateral Agent, if applicable, shall join with the Company in the execution of such supplemental indenture or supplement or amendment to the Security Documents and Intercreditor Agreement. After an amendment under this Section 9.02 becomes effective, the Company shall give to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03. Compliance with Trust Indenture Act. Every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Company certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of consents by the Holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Company and the Trustee.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments. The Trustee and Collateral Agent, as applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent, as applicable. If it does, the Trustee and Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the Trustee and Collateral Agent, as applicable, shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, the Security Documents and Intercreditor Agreement and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, the Security Documents and Intercreditor Agreement and is the legal, valid and binding obligation of the Company and any new Guarantor thereto pursuant to Section 10.06, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

SECTION 9.07. Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Note unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act, or non-U.S. persons, within the meaning given to such term in Regulation S under the Securities Act, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 9.08. Additional Voting Terms; Calculation of Principal Amount. All Notes, including any PIK Notes, issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 2.14.

SECTION 9.09. Additional Amendment and Waiver Limitations.

(a) Until the Discharge of First Lien Obligations has occurred, the holders of the first priority Liens may change, waive, modify or vary the security documents of such holders and, pursuant to the Intercreditor Agreement, and solely to the extent permitted under the Intercreditor Agreement and the Credit Agreement, such changes will automatically apply to the Security Documents; provided that any such change, waiver, modification or variance that is prejudicial to the rights of the Holders of the Notes and does not affect the holders of the first priority Liens in a like or similar manner shall not apply to the Security Documents without the consent of the Collateral Agent and the Trustee (acting at the direction of the Holders of a majority in the aggregate principal amount of the Notes). Notice of such amendment, waiver or consent shall be given to the Trustee by the Company.

(b) Notwithstanding anything to the contrary in this Indenture, no amendment of, or supplement or waiver to, this Indenture, the Notes or the Security Documents (other than the Intercreditor Agreement) shall be permitted to be effected which is in violation of or inconsistent with the terms of the Intercreditor Agreement. No amendment of, or supplement to, the Intercreditor Agreement shall be permitted to be effected without the consent of the Collateral Agent and the First Lien Agent.

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantees.

(a) Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees on a senior secured basis, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee and Collateral Agent) and the Notes, whether for payment of principal of, premium, if any, or interest (including any interest, fees, costs or charges that would accrue but for the provisions of (x) the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code and (y) any other debtor relief laws) on the Notes held by the Holders, all other monetary obligations of the Company under this Indenture and the Notes and all other Second Lien Obligations and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture, the Notes and the Security Documents (all the foregoing, in each case strictly in accordance with the terms of this Indenture, the Intercreditor Agreement and the Security Documents being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Trustee or Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security, if any, held by any Holder, the Trustee or Collateral Agent for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder, Trustee or Collateral Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 10.02(b).

(c) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Collateral Agent to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 8.01 and 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder, the Trustee or Collateral Agent to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Except as set forth in Sections 8.01 and 10.02, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Except as set forth in Sections 8.01 and 10.02, each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Collateral Agent upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder, the Trustee or Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders, the Trustee or Collateral Agent an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Holders, the Trustee and Collateral Agent in respect of the Guaranteed Obligations.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and Collateral Agent, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(i) Each Guarantor also agrees to pay any and all fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

(j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

(k) Any Guarantee given by any direct or indirect parent of the Company may be released and discharged from all obligations under this Article 10 at any time upon written notice to the Trustee from such direct or indirect parent of the Company.

SECTION 10.02. Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture or the Guarantee, as each relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Guarantee of any Subsidiary Guarantor and, where applicable, Holdings, shall automatically terminate and be of no further force or effect and such Subsidiary Guarantor or Holdings, where applicable, shall be deemed to be released and discharged from all obligations under this Article 10 upon:

(i) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with this Indenture,

(ii) the Company designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary,”

(iii) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.10, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, or

(iv) the Company’s exercise of its legal defeasance option or covenant defeasance option as described under Section 8.01 or if the Company’s obligations under this Indenture are discharged in accordance with the terms of this Indenture, provided that no Guarantee of a Guarantor shall be released or terminated unless and until such Guarantee is released or terminated, as applicable, under the Credit Agreement, and the Company shall have provided written notice thereof to the Trustee; and provided further that any guarantee that is reinstated under the Credit Agreement shall be concurrently, automatically and without notice reinstated under this Indenture.

(c) A Guarantee also shall be automatically released upon the applicable Subsidiary Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof.

SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the Trustee, Collateral Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or Collateral Agent, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of any of the Trustee, Collateral Agent or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, Collateral Agent and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary and other Person which is required to become a Guarantor pursuant to Section 4.10 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Officers’ Certificate stating that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel to the effect that such supplemental indenture is authorized or permitted by this Indenture and, subject to customary exceptions, is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

SECTION 10.07. Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE 11

COLLATERAL AND SECURITY

SECTION 11.01. Collateral and Security Documents.

(a) The Company, the Guarantors and the Collateral Agent shall enter into one or more Security Documents. The due and punctual payment of the principal of and interest and premium on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and premium on the Notes and performance of all other Obligations of the Company and the Guarantors to the secured parties under this Indenture, the Notes, the Guarantees, and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the security interests that secure the Obligations under this Indenture, the Notes, the Guarantees and the Security Documents, subject to the terms of the Intercreditor Agreement.

(b) The Trustee and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Notes Secured Parties pursuant to the terms of the Security Documents and the Intercreditor Agreement.

(c) Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the duties imposed under the TIA shall control.

(d) The Company shall, and shall cause each Guarantor to, and each Guarantor shall, deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and shall, and shall cause each Guarantor to, and each Guarantor shall, do all filings (including filing of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as may be necessary or reasonably required by Section 4.19(c) to maintain, assure and confirm (at the sole cost and expense of the Company and the Guarantors) to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

SECTION 11.02. Recordings and Opinions.

(a) Under Section 314 of the TIA, the Company may be required to deliver an Officers’ Certificate to the Collateral Agent annually, to the effect that all such releases and withdrawals during the preceding year were made in the ordinary course of the Company’s or the Guarantors’ business and were not prohibited by this Indenture. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. The Company will also comply with the provisions of Section 314(b) of the TIA (including, without limitation, the provision of an initial and annual Opinion of Counsel).

(b) Any release of Collateral permitted by Section 11.03 hereof will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof.

SECTION 11.03. Release of Collateral.

(a) Subject to Section 11.03(b) hereof, Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Indenture. The Company and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officers’ Certificate and Opinion of Counsel as provided below) shall release, or instruct the Collateral Agent to release, as applicable, the same from such Liens at the Company’s sole cost and expense, under one or more of the following circumstances:

(1) to enable the Company and its Restricted Subsidiaries to consummate the disposition of such property or assets to the extent permitted under Section 4.06; provided that if Liens on any part of the Collateral are released in connection with an Asset Sale or Asset Sales and any Excess Proceeds from such Asset Sale remain, the Liens in favor of the Collateral Agent to secure the Obligations under the Notes shall extend to such remaining Excess Proceeds as security for the Indebtedness and Obligations under the Notes (subject to compliance with Section 4.19); provided further that any release of Collateral under this subclause (1), and any transaction resulting in the release of such Collateral, are not prohibited under this Indenture;

(2) in the case of a Guarantor that is released from its Guarantee with respect to the Notes under Section 10.02(b), the release of the property and assets of such Guarantor;

(3) pursuant to an amendment or waiver in accordance with Article 9 hereof;

(4) pursuant to the terms of the Intercreditor Agreement; or

(5) if the Notes have been discharged or defeased pursuant to Article 8.

(b) With respect to any release of Collateral, upon receipt of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreement to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any instruments of termination, satisfaction or release prepared by the Company, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s sole cost and expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel, and the Trustee and the Collateral Agent shall not, and shall not be under any obligation to, release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, (i) unless and until it receives such Officers’ Certificate and Opinion of Counsel or (ii) if the Intercreditor Agreement expressly provides for automatic release of Collateral under this Indenture with no further action required by the Trustee or the Collateral Agent.

SECTION 11.04. Suits To Protect the Collateral.

Subject to the provisions of this Indenture, including Article 7, the Security Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

At the Company’s sole cost and expense and subject to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral at any time on or after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations. Nothing in this Section 11.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 11.05. Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 11.06. Purchaser Protected. In no event shall any bona fide purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other such transferee; nor shall any such purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 11.07. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 11.08. Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee (a) an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised its legal defeasance option or its covenant defeasance option, in each case in compliance with the provisions of Article 8, and (b) an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8) and upon receipt by the Collateral Agent of such notice, the Collateral Agent (x) shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and (y) shall do or cause to be done all acts reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

SECTION 11.09. Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of this Indenture, the Intercreditor Agreement and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 11.09. The provisions of this Section 11.09 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 11.03 hereof. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the

Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or through its Related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or under or in connection with any Security Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with this Indenture (including Article 6) or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.09).

(f) Wilmington Trust, National Association and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Grantor and its Affiliates as though it was not the Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, Wilmington Trust, National Association or its respective Affiliates may receive information regarding any Grantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Grantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the Wilmington Trust, National Association to advance funds.

(g) The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 11.09 (and Section 7.07 hereof) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(h) Wilmington Trust, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

(i) The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.

(j) The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Collateral Agent to, unless specifically requested to do so by the Holders of a majority in aggregate principal amount of the Notes, take or cause to be taken any action to enforce its rights under this Indenture, the Security Documents or the Intercreditor Agreement or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 7, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(k) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(l) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(m) If the Company (i) incurs any obligations in respect of Secured Indebtedness at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting Secured Indebtedness entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Secured Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(o) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(p) The Collateral Agent shall not be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreement and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Intercreditor Agreement, the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Security Documents of

any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Intercreditor Agreement, the Security Documents or any certificate, report, statement, or other document referred to or provided for therein.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s) Upon the receipt by the Collateral Agent of a written request of the Company signed by two Officers (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.09(s), and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(t) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u) After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.

(v) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.03 and the other provisions of this Indenture.

(w) In each case that Collateral Agent may or is required hereunder or under any other Security Document or the Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under the Security Documents or the Intercreditor Agreement, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture, the Security Documents or the Intercreditor Agreement, in no event shall the Collateral Agent or Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreement (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or Trustee be responsible for, and the

Collateral Agent and Trustee make no representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(y) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05 hereof. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Notes Secured Parties solely with respect to the Security Documents and the Collateral.

(aa) The Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.07 hereof.

SECTION 11.10. Limitations on Pledged Equity Interests. To the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Restricted Subsidiary due to the fact that such Restricted Subsidiary’s Equity Interests secure the Notes, then the Equity Interests of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any Holder and notwithstanding anything to the contrary in Article 9, to the extent necessary to release the Liens for the benefit of the Notes on the Equity Interests that are so deemed to no longer constitute part of the Collateral, all at the written request and certification by the Company, upon which the Trustee and Collateral Agent may conclusively rely. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary’s Equity Interests to secure the Notes and the Guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Restricted Subsidiary, then the Equity Interests of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent such Restricted Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject such Equity Interests to the Liens under the Security Documents.

SECTION 11.11. Designations.

Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the terms (i) “First Lien Obligations,” “Second Lien Obligations” or “Third Lien Obligations or

(ii) “Priority Lien Obligations,” “Second Lien Obligations” or “Third Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, respectively, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Collateral Agent and the First Lien Agent. For all purposes of the Intercreditor Agreement, the Company hereby designates the Obligations pursuant to the Credit Agreement as “Priority Lien Obligations,” the Obligations under this Indenture, the Notes and any Guarantee, as “Second Lien Obligations” and the Obligations under the Cerberus 3L Notes as “Third Lien Obligations.”

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture, the Security Documents or the Intercreditor Agreement limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

SECTION 12.02. Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail or electronic mail addressed as follows:

if to the Company or a Guarantor:

Dyncorp International Inc.

1700 Old Meadow Road

McLean, VA 22102

Attention of: General Counsel

Facsimile: (571) 722-0253

if to the Trustee or Collateral Agent:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Attention of: DynCorp Notes Administrator

Facsimile: (203) 453-1183

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to give a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or Collateral Agent are effective only if received.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to the customary procedures of such Depository.

SECTION 12.03. Communication by the Holders with Other Holders. The Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee at the request of the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 12.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 12.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 12.09. Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.10. No Recourse Against Others. No director, officer, employee, incorporator or holder of any equity interests in the Company or of any Guarantor or any direct or indirect parent, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

SECTION 12.11. Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and Collateral Agent in this Indenture shall bind its successors.

SECTION 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

SECTION 12.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14. Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 12.15. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 12.16. Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE PAYING AGENT, THE REGISTRAR AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.17. Direction by Holders to Enter into Security Documents and the Intercreditor Agreement. By accepting a Note, each Holder is deemed to have authorized and directed the Trustee and the Collateral Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreement.

SECTION 12.18. Force Majeure. In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DYNCORP INTERNATIONAL INC.

By:
Name:
Title:

GUARANTORS:

DELTA TUCKER HOLDINGS, INC.

By:
Name:
Title:

CASALS & ASSOCIATES INC.

By:
Name:
Title:

DIV CAPITAL CORPORATION

By:
Name:
Title:

DTS AVIATION SERVICES LLC

By:
Name:
Title:

DYN MARINE SERVICES OF VIRGINIA LLC

By:
Name:
Title:

DYNCORP AEROSPACE OPERATIONS LLC

By:
Name:
Title:

DYNCORP INTERNATIONAL LLC

By:
Name:
Title:

DYNCORP INTERNATIONAL SERVICES LLC

By:
Name:
Title:

HELIWORKS LLC

By:
Name:
Title:

PHOENIX CONSULTING GROUP, LLC

By:
Name:
Title:

SERVICES INTERNATIONAL LLC

By:
Name:
Title:

WORLDWIDE MANAGEMENT AND CONSULTING SERVICES LLC

By:
Name:
Title:

WORLDWIDE RECRUITING AND STAFFING SERVICES LLC

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:
	Name:	Joseph P. O’Donnell
	Title:	Vice President

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1.	Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Agent Members” means the Depository, Clearstream and Euroclear.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Note” means a certificated Note that does not include the Global Notes Legend.

“Depository” means, with respect to the Notes, The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, substantially in the form of Exhibit A, and that bears the Global Notes Legend and that has the “Schedule of Exchange of Interests in the Global Note” attached thereto. The Global Notes shall be delivered to the Trustee as custodian for such Depository.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

2.1	Global Notes.

(a) Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time

Appendix A-1

be reduced or increased, as appropriate, to reflect exchanges, redemptions and payments of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.2 hereof or by the Company as provided for in Section 2.03(e) of the Indenture.

Members of, or direct or indirect participants in, the Depository, Euroclear or Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under the Global Notes. The Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository, Euroclear or Clearstream, as the case may be, and their respective Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository, Euroclear or Clearstream, as the case may be, and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (i) the Depository (x) notifies the Company that it is unwilling or unable to continue as depository for such Global Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act and a successor depository is not appointed, or (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Note. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested in writing by or on behalf of the Depository, in accordance with its customary procedures.

(c) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to Section 2.1(a), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(d) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Appendix A-2

2.2	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1. Global Notes will not be exchanged by the Company for Definitive Notes except under the circumstances described in Section 2.1(b). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b) or 2.2(g).

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. A beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b).

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b).

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Note. If any such transfer or exchange is effected pursuant to this Section 2.2(d) at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Notes transferred or exchanged pursuant to this Section 2.2(d)).

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. A Holder of a Definitive Note may transfer such Definitive Note to a Person who takes delivery thereof in the form of a Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f) [reserved]

Appendix A-3

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Custodian, at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Custodian, at the direction of the Trustee to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.08, 4.06, 4.08 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the

Appendix A-4

Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-5

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[FORM OF GLOBAL NOTE]

11.875% Senior Secured Second Lien Note due 2020

No.	$

CUSIP No. [        ]

ISIN No. [        ]

DYNCORP INTERNATIONAL INC., a Delaware corporation (the “Company”), promises to pay to [                    ], or registered assigns, the principal sum of          Dollars [or such greater or lesser amount as is indicated on the Schedule of Increases or Decreases in Global Note attached hereto]* on November 30, 2020.

Interest Payment Dates: January 1 and July 1.

Record Dates: December 15 and June 15,

provided that the Record Date for the first Interest Payment Date on July 1, 2016, shall be the Issue Date.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DYNCORP INTERNATIONAL INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee, certifies that this is
one of the Notes
referred to in the Indenture.

By:
Authorized Signatory

Dated:

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF NOTE]

11.875% Senior Note due 2020

1.	Interest

DYNCORP INTERNATIONAL INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate of 11.875% per annum. The Company shall pay interest semiannually on January 1 and July 1 of each year, commencing July 1, 2016. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from January 1, 2016, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Interest on the Notes will be payable at (1) the rate of 10.375% per annum in cash, payable in cash (“cash interest”) plus (2) the rate of 1.500% (the “PIK Interest”), payable by increasing the principal amount of the outstanding Notes represented by one or more Global Notes or, with respect to Definitive Notes represented by individual certificates, if any, by issuing additional “PIK Notes” in certificated form, in each case by rounding up to the nearest $1.00.

2.	Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the December 15 or June 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date (whether or not a Business Day). The Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Cash payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Company will make all payments in respect of a certificated Note (including principal, premium, if any, and interest (excluding PIK Interest), at the office of each Paying Agent, except that, at the option of the Company, payment of cash interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that cash payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). At all times, PIK Interest on the Notes will be payable: (i) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Depository (or any successor depository) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will record such increase upon receipt of an Authentication Order from the Company and (ii) with respect to Definitive Notes, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of the PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of holders.

3.	Paying Agent and Registrar

Initially, Wilmington Trust, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of [             ], 2016 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company and have the benefit of a second-priority Lien in the Collateral, and consist of the 11.875% Senior Secured Second Lien Notes due 2020 issued on the Issue Date (including any increase in the principal amount of the Notes as a result of payment of PIK Interest) and any PIK Notes that may be issued after the Issue Date. The Initial Notes (including any increase in the principal amount of the Notes as a result of the payment of PIK Interest) and the PIK Notes, if any, shall be treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of Holdings, the Company and its Restricted Subsidiaries to, among other things, Incur Indebtedness, make certain Investments and other Restricted Payments, pay dividends and other distributions, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of Holdings, the Company and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal, premium, if any, and interest, on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, irrevocably and unconditionally guaranteed the Guaranteed Obligations on a senior secured basis pursuant to the terms of the Indenture.

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Intercreditor Agreement and the Security Documents, such security interest to be second in priority to security interests granted for the benefit of holders of First Lien Obligations. The Trustee and the Collateral Agent, as the case may be, hold the Collateral as agent for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents and the Intercreditor Agreement. Each Holder, by accepting this Security, consents and agrees to the terms of the Security Documents, the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with its terms, and the Indenture, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

5.	Optional Redemption

At any time prior to July 1, 2017, the Company may redeem the Notes at its option, in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of the Depository, at a redemption price equal to 100% of the principal amount of the Notes redeemed (including any PIK Notes or any increased principal amount of notes as payment for PIK Interest) plus accrued and unpaid cash interest together with an amount of cash equal to all accrued and unpaid PIK Interest, on the Notes, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, on and after July 1, 2017, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of the Depository, at the following redemption prices (expressed as a percentage of principal amount (including any PIK Notes or any increased principal amount of notes as payment for PIK Interest)), plus accrued and unpaid cash interest together with an amount of cash equal to all accrued and unpaid PIK Interest, on the Notes, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Year	Redemption Price

2017	106.00%
2018	103.00%
2019 and thereafter	100.00%

In connection with any redemption of Notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

6.	Sinking Fund

The Notes are not subject to any sinking fund.

7.	Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his, her or its registered address or otherwise in accordance with the procedures of the Depository. Notes may be redeemed in part but only in whole multiples of $1.00 to the extent practicable. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date, interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.	Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), plus accrued and unpaid interest to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Notes upon the occurrence of certain events.

9.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

10.	Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Company for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

12.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, and interest on the Notes to redemption, or maturity, as the case may be.

13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Security Documents, the Intercreditor Agreement, any Guarantee and the Notes may be amended, supplemented or otherwise modified with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (voting as a single class) and (ii) any default or compliance with any provisions may be waived with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. No amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes, other than in accordance with the terms of the Indenture or the Intercreditor Agreement without the written consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding.

Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Trustee (and/or the Collateral Agent, as applicable) and the other parties thereto, as applicable, may amend, supplement or otherwise modify (and with respect to the Intercreditor Agreement and any other intercreditor agreement contemplated in this Indenture, replace or substitute) the Indenture, the Security Documents and the Intercreditor Agreement and any Guarantee or Notes, (i) to cure any ambiguity, omission, defect or inconsistency; provided such cure does not adversely affect the rights of any Holder; (ii) to conform the text of this Indenture, the Guarantees, the Notes, the Security Documents or the Intecreditor Agreement to any provision under the heading “Description of the New Notes” in the Offering Memorandum to the extent that such provision was expressly intended to be a verbatim recitation of a provision of this Indenture, the Guarantees and the Notes to the extent permitted under this Indenture, as certified by the Company in an Officers’ Certificate; (iii) to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under this Indenture and the Notes to the extent permitted under Article 5 of the Indenture; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to add additional Guarantees with respect to the Notes (including to comply with Section 4.10 of the Indenture), to add to the covenants of the Company for the benefit of the Holders, to surrender any right or power conferred upon the Company, to add security to or for the benefit of the Notes and, in the case of the Security Documents, to or for the benefit of the other secured parties named therein, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is permitted by the Indenture and the Security Documents or as required by the Intercreditor Agreement; (vi) to release a Guarantor from its Guarantee when permitted by this Indenture and the Intercreditor Agreement; (vii) to make any change that does not adversely affect the rights of any Holder; (viii) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, this Indenture under the TIA if such qualification is required; (ix) to make certain changes to this Indenture to provide for the issuance of PIK Notes or to pay PIK Interest in accordance with the terms of this Indenture; (x) to evidence and provide for the acceptance and appointment (A) under this Indenture of a successor Trustee thereunder pursuant to the requirements hereof or (B) under the Security Documents of a successor Collateral Agent thereunder pursuant to the requirements thereof; (xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of Notes (including PIK Notes and any increased principal amount of Notes as payment for PIK Interest); provided, however, that (A) compliance with the this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not adversely affect the rights of any Holder to transfer Notes; or (xii) to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and additional secured creditors holding First Lien Obligations and Second Lien Obligations so long as such First Lien Obligations and Second Lien Obligations are permitted by this Indenture or the Credit Agreement.

14.	Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, in each case, by written notice to the Company (with a copy to the Trustee, if given by the Holders), may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) the Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

If the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of an event specified in Section 6.01(g) or 6.01(h) of the Indenture (including the acceleration of claims by operation of law)) occurring at any time on or after July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price, plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, applicable with respect to an optional redemption of the Notes, as set forth in Paragraph 5, in effect on the date of such acceleration as if such acceleration were an optional redemption of the Notes accelerated.

If the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of an event specified in Section 6.01(g) or 6.01(h) of the Indenture (including the acceleration of claims by operation of law)) occurring at any time prior to July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes plus the Acceleration Premium plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Company or of any Guarantor or any direct or indirect parent, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20.	CUSIP Numbers, ISINs and Common Codes

The Company has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                    agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:		Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
	Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is set forth on the face hereof. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale  ☐            Change of Control  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount (integral multiples of $1.00):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE]

[                    ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                    ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of DYNCORP INTERNATIONAL INC. (or its successor), a Delaware corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of [            ], 2016, providing for the issuance of the Company’s 11.875% Senior Secured Second Lien Notes due 2020 (the “Notes”), in the aggregate principal amount of $[        ];

WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Company’s Obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantor.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

DYNCORP INTERNATIONAL INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

SCHEDULE I

EXISTING INVESTMENTS

SCHEDULE II

EXISTING LIENS

SCHEDULE III

EXISTING INDEBTEDNESS

SCHEDULE IV

RESTRICTED PAYMENTS

SCHEDULE V

CERTAIN CONTRACTUAL OBLIGATIONS